UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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Chatham Lodging Trust
(Name of Registrant as Specified In Its Charter)

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2

222 Lakeview Avenue, Suite 200
West Palm Beach, FL 33401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2024

TO OUR SHAREHOLDERS:
The Annual Meeting of Shareholders of Chatham Lodging Trust (the “Company”) will be held at the Company’s offices located at 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401, on Wednesday, May 15, 2024, at 10:00 a.m., Eastern Time, for the following purposes:
1. To elect seven trustees of the Company to hold office for a one-year term and until their respective successors as trustees are duly elected and qualified;
2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2024;
3. To hold an advisory vote on executive compensation as disclosed in these materials; and
4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on March 18, 2024, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present at the meeting in person or by proxy. Any shareholder who executes a proxy and later finds that he or she or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted. Proxies are revocable in accordance with the procedures set forth in this Proxy Statement.
There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting. Please read it carefully and vote. Your cooperation is appreciated because a majority of the common shares must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.
On or about April 2, 2024, we began mailing to our beneficial shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2024 Proxy Statement and 2023 Annual Report, vote online, and how to request a paper copy. Shareholders who receive that notice will not receive a paper copy of the proxy statement and annual report on Form 10-K or a proxy card unless they request one.
BY ORDER OF THE BOARD OF TRUSTEES,
ERIC KENTOFF
Corporate Secretary
West Palm Beach, Florida
April 2, 2024

We want your shares represented at the Annual Meeting regardless of the number of shares you hold. By following the instructions on the enclosed proxy card, your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may do so at any time before the vote is finalized.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
MAY 15, 2024

SOLICITATION AND REVOCATION OF PROXY
Proxies in the form furnished are solicited by the Board of Trustees of the Company (the “Board of Trustees” or the “Board”) to be voted at the Annual Meeting of Shareholders to be held on May 15, 2024, or at any adjournment or postponement thereof (the “Annual Meeting”). The individuals named as proxies are Dennis Craven and Eric Kentoff. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about April 2, 2024 to shareholders of record at the close of business on March 18, 2024 (the “Record Date”).
All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Trustees unanimously recommends a vote:

1	FOR each of the nominees for trustee listed in these materials and on the proxy;

2	FOR the ratification of the selection of the Company’s independent registered public accountants; and

3	FOR the approval, on an advisory non-binding basis, of the compensation of the Company's named executive officers as disclosed in these materials.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.

Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 48,904,639 common shares outstanding, which represent all of the voting securities of the Company. Each common share is entitled to one vote. Shareholders do not have cumulative voting rights in the election of trustees.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 15, 2024. Our proxy statement is attached. Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2023. Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), we are primarily furnishing proxy materials to our shareholders via the internet, rather than mailing paper copies of the materials. Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower costs and reduce the environmental impact of the Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you specifically request the materials. This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the U.S. Securities and Exchange Commission, are available at https://chathamlodgingtrust.com/cltresources/. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how shareholders may request to receive proxy materials for future annual meetings of shareholders in printed or email form.
A majority of the common shares entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

With respect to proposal 1, the election of trustees, the affirmative vote of a plurality of the votes cast is required to elect a trustee.
With respect to proposal 2, the ratification of the selection of the Company’s independent registered public accountants, the affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of the Company’s independent registered public accountants.
With respect to proposal 3, the advisory vote on executive compensation, the votes that shareholders cast “for” must exceed the votes that shareholders cast “against” for approval.
    If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on proposals 1 and 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so that your vote can be counted.

PROPOSAL 1: ELECTION OF TRUSTEES

Nominees for Election at the Annual Meeting

The terms of office for our trustees, Edwin B. Brewer, Jr., Jeffrey H. Fisher, David Grissen, Mary Beth Higgins, Robert Perlmutter, Rolf E. Ruhfus and Ethel Isaacs Williams will expire at the Annual Meeting. The Nominating and Corporate Governance Committee recommended for nomination, and the Board has nominated Ms. Higgins, Ms. Williams and each of Messrs. Brewer, Grissen, Fisher, Perlmutter and Ruhfus to serve as trustees of our Company for one-year terms expiring at our 2025 annual meeting of shareholders and until their successors are duly elected and qualified.
Unless a shareholder specifies otherwise, or does not return the enclosed proxy, each shareholder’s common shares represented by the enclosed proxy will be voted FOR the election of the nominees to serve as trustees until the 2025 annual meeting and until their successors are elected and qualified. Each nominee has indicated his or her willingness to serve if elected. While not anticipated, if any nominee shall become unavailable or unwilling to serve as a trustee for any reason, the persons named as proxies on the proxy card may vote for any substitute nominee proposed by the Board of Trustees.
The Board of Trustees unanimously recommends that you vote FOR each of the trustee nominees described in this Proposal 1.
The following table and biographical descriptions set forth information with respect to the seven trustee nominees for election at the Annual Meeting whose terms of office will expire at the Annual Meeting, and the continuing trustees, whose terms of office will expire at our 2025 annual meeting of shareholders.

Trustee Nominees for Election at the Annual Meeting (If Elected, Term will Expire at the 2025 Annual Meeting of Shareholders)

Name	Age	Position
Edwin B. Brewer, Jr.	61	Trustee
Jeffrey H. Fisher	68	Chairman, President and Chief Executive Officer
David Grissen	67	Trustee
Mary Beth Higgins	66	Trustee
Robert Perlmutter	62	Trustee
Rolf E. Ruhfus	79	Trustee
Ethel Isaacs Williams	61	Trustee

The Board does not have a policy with respect to trustees’ attendance at annual meetings of shareholders, and, because of the routine nature of the annual meetings and historical and anticipated low levels of in-person shareholder participation at the annual meetings, trustees are not expected to attend the Annual Meeting in person. All of the trustees attended our annual meeting of shareholders either in person or telephonically in 2023.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Edwin B. Brewer, Jr.

Mr. Brewer has been a trustee of the Company since January 2017. Prior to March 2019, he was an Executive Director – US Student Housing with Greystar Real Estate Partners. He served as Executive Vice President, Chief Financial Officer and Treasurer of Educational Realty Trust, Inc. (NYSE: EDR) from August 2014 to September 2018. From 2007 through 2012, Mr. Brewer served as Executive Vice President and Chief Financial Officer for Sedgwick Claims Management Services, Inc., the leading provider of technology-enabled claims and productivity management solutions. He was responsible for internal and external financial reporting, income taxes, real estate, budgeting, treasury and internal auditing. From 1983 to 2007, Mr. Brewer worked at PricewaterhouseCoopers where he rose to the position of partner with a client base focused on public and private real estate investment trusts ("REITs", and each a "REIT"). A certified public accountant (inactive), Mr. Brewer has a bachelor’s degree in commerce and business administration from the University of Alabama. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Brewer should serve as a trustee due to his financial expertise and extensive experience with REITs as a Chief Financial Officer of a formerly NYSE-listed REIT and that he should serve on the Audit Committee and the Nominating and Corporate Governance Committee due to his former role as Chief Financial Officer of a publicly traded REIT.

Jeffrey H. Fisher

Mr. Fisher has been our Chairman of the Board, Chief Executive Officer and President since our formation in October 2009. Mr. Fisher is also the 100% shareholder of Island Hospitality Management, LLC (“IHM”), a firm he founded in 2007 that currently manages 54 hotels for third-party hotel owners and all of our hotels. From 1994 to 2007, Mr. Fisher was Chairman, Chief Executive Officer and President of Innkeepers, a lodging REIT he founded and took public in 1994. During this time, Mr. Fisher also served as Chairman and majority shareholder of Innkeepers Hospitality, a privately owned hotel management company. Mr. Fisher grew Innkeepers’ portfolio from seven hotels at the time of its initial public offering to 74 hotels at the time of its sale in June 2007 to Apollo Investment Corporation at a total enterprise value of $1.5 billion. Between 1986 and 1994, he served as President and Chief Executive Officer of JF Hotel Management, Inc.

Mr. Fisher received a Bachelor of Science degree in Business Administration from Syracuse University in 1977, a Doctor of Jurisprudence degree from Nova Southeastern University in 1980, and a Masters of Law in Taxation from the University of Miami in 1981. He is a licensed attorney and practiced at Jones & Foster P.A. and Jeffrey H. Fisher P.A. for a total of five years prior to starting his career in the hospitality industry. Additionally, Mr. Fisher currently serves as a Board Member of Marriott’s The Residence Inn Association (TRIA). The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Fisher should serve as a trustee due to his extensive experience in the limited service and extended-stay hotel industry segments both on the ownership and management sides. In addition, the Board of Trustees determined that due to Mr. Fisher's commitment to establishing the Company as an important industry achiever in its ESG initiatives he should serve as Chairman of the Company's ESG Committee.

David Grissen

Mr. Grissen has been a trustee of the Company since August 2021. He joined Chatham’s board after having retired in August 2021 as Group President following a 35-year career at Marriott International, Inc. ("Marriott"). He began his career at Marriott in 1986 and concluded his career as Group President where his responsibilities included the financial management and leadership of all of the Marriott's lodging operations in North and South America, comprising more than 5,500 hotels and a workforce of approximately 160,000 associates. This included responsibilities for owner and franchise relations, sales and marketing, revenue management, human resources, engineering, rooms operations, food and beverage, retail, spa, golf, information resources and development. In addition to Marriott's operations in the Americas, Mr. Grissen was responsible for Marriott’s Global Operations organization, Ritz Carlton and Edition brands. Prior to his last position at Marriott, Mr. Grissen served as Group President, The Americans; President, Americas; Executive Vice President of the Eastern Region; Senior Vice President of the Mid-Atlantic Region; and Senior Vice President of Finance and Business Development. Mr. Grissen currently serves on the board for Regis Corporation, a publicly traded company and the largest hair salon chain in the world, where he is a member of the Audit Committee and the Technology Committee and is Chair of the Nominating and Corporate Governance Committees. He also serves on the board of Greenwood Racing, a casino, online betting and thoroughbred racing company based in Pennsylvania. He holds a Bachelor of Science Degree in Business Administration from Michigan State University and a Master’s Degree in Finance from Loyola University in Chicago. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Grissen should serve as a trustee due to his extensive experience and expertise on the hotel industry with Marriott, on the Audit Committee due to his extensive financial management experience as a leading executive for a global hospitality company and on the ESG Committee due to his experience on ESG measures while at Marriott.

Mary Beth Higgins

Ms. Higgins has been a trustee of the Company since December 2018. She retired from serving as the Chief Executive Officer of Affinity Gaming Inc. ("Affinity"), a nine-casino multi-jurisdictional gaming company, in December 2022, and then stayed on as a consultant to the new Chief Executive Officer until September 2023. In her role as Chief Executive Officer, she was responsible for the day-to-day operations of the casinos as well as all aspects of the company’s accounting, finance and investor relation functions. In addition to her primary employment as Chief Executive Officer of Affinity, Ms. Higgins was retired as Chief Executive Officer and non-independent director of Gaming and Hospitality Acquisition Corp (NASDAQ: GHACU), a special purpose acquisition company or "SPAC" formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with Affinity and one or more businesses, which went public in February 2021. Before becoming Chief Executive Officer at Affinity, she served as Chief Financial Officer and Chief Operating Officer of Affinity from 2018. From 2017 to 2018, she served as Chief Financial Officer of VICI Properties, a REIT spin off from Caesars Entertainment, and prior to that as Chief Financial Officer for Caesars Entertainment Operating Company from 2014 to 2017. For the 17 years prior to that, Ms. Higgins served as Chief Financial Officer at companies such as Global Cash Access Holdings, Inc., Herbst Gaming, Inc. and Camco, Inc. Ms. Higgins has a Bachelor of Science degree from the University of Southern California and a Master’s degree in Business Administration from Memphis State University. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Higgins should serve as a trustee due to her extensive experience in finance, including with respect to REITs and that she should serve on the Audit Committee and the Compensation Committee due to her financial acumen, including most recently as a result of serving as Chief Executive Officer and, prior to that, Chief Financial Officer of Affinity.

Robert Perlmutter

Mr. Perlmutter has been a trustee of the Company since the completion of our IPO in April 2010. Prior to April 2018, he was a Senior Executive Vice President and Chief Operating Officer with The Macerich Company, a publicly traded REIT. He joined Macerich in 2012 as Executive Vice President of Leasing. He previously was the managing member and founder of Davis Street Land Company, LLC, a privately held firm established in 1998 focused on the development, management and ownership of upscale shopping centers, which owned a 3.0 million square foot mall portfolio prior to its sale of assets to General Growth Properties and Taubman Centers in 2011. From 1983 to 1988, Mr. Perlmutter worked in various positions for Heitman Financial Services, Ltd. From 1988 to 1990, he served as President of Heitman Financial, in which capacity he was responsible for overseeing all of the company’s acquisitions, financings and dispositions. Mr. Perlmutter subsequently served as Chief Executive Officer of Chicago-based Heitman Retail Properties from 1990 to 1998, where he supervised overall operations and growth of its retail holdings from two retail properties to 20 directly managed malls and 29 joint ventures in regional malls. From 1998 to 2001, he also served on the board of directors of Prime Retail Inc., a NYSE-listed outlet center company and is a former board member of the First Bank of Highland Park. Mr. Perlmutter received a Bachelor of Sciences degree in business administration, with a concentration in real estate, from the University of Colorado. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Perlmutter should serve as a trustee due to his extensive experience in real estate development, acquisitions and dispositions that is relevant to the Company’s own growth strategy and that he should serve on the Compensation Committee due to his previous role as Senior Executive Vice President and Chief Operating Officer in a publicly traded REIT and his experience with complex compensation and governance issues. Mr. Perlmutter also serves as lead independent trustee for the Company and Chairman of the Compensation Committee.

Rolf E. Ruhfus

Mr. Ruhfus has been a trustee of the Company since the completion of our initial public offering ("IPO") in April 2010. He is Chairman and Chief Executive Officer of LodgeWorks Corporation, a hotel development and management company, which also owns the Archer hotel brand and, in 2011, sold 20 hotels to Hyatt Hotels. Mr. Ruhfus also serves as Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., a consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, an upscale extended-stay hotel chain, from its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (when it was acquired by Marriott International, Inc.). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe’s largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus was a German Air Force Lieutenant and received a bachelor’s degree from Western Michigan University in 1968. His graduate degrees include an M.B.A. from the Wharton School at the University of Pennsylvania in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the boards of several European companies. Mr. Ruhfus previously served on the Board of Trustees of Innkeepers from July 1997 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Ruhfus should serve as a trustee due to his extensive experience specific to the limited service and extended stay hotel industry segments that correlate with our own strategy.

Ethel Isaacs Williams

Ms. Williams has been a trustee of the Company since August 2021. She most recently served from September 2017 to March 2020 as Senior Vice President at Kaufman Lynn Construction, one of south Florida’s largest construction companies, where her responsibilities included leading public affairs and community engagement efforts. Before joining Kaufman, from 2010-2017, she served as Director, Corporate Engagement, Diversity and Inclusion for NextEra Energy, one of the nation’s leading clean energy companies, where her responsibilities included developing corporate strategies and initiatives for employee engagement as well as diversity and inclusion initiatives. In 2004, Ms. Williams founded the law firm of Isaacs Williams which was focused on real estate, probate, land use and government relations. Prior to 2004, Ms. Williams held roles at other law firms as well as IBM, Wang Laboratories and AT&T Wireless. Ms. Williams received her Bachelor of Science Degree in Business Administration from George Washington University and her Juris Doctor from Nova Southeastern University. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Williams should serve as a trustee and should serve on the Nominating and Corporate Governance Committee and the ESG Committee due to her extensive experience with environmental, employment and diversity and inclusion issues.

Biographical Information Regarding Named Executive Officers Who Are Not Trustees

Dennis M. Craven — Executive Vice President and Chief Operating Officer

Mr. Craven, age 52, is our Executive Vice President and Chief Operating Officer. He joined the Company as Chief Financial Officer on September 9, 2010 and was promoted to Chief Operating Officer effective June 1, 2015. Mr. Craven previously served as Executive Vice President and Chief Financial Officer of Innkeepers from March 2006 until August 2010. Prior to joining Innkeepers in 2006, Mr. Craven was a partner in Addison Capital Advisors, a venture capital firm based in Memphis, Tennessee, and served as Senior Vice President and Chief Accounting Officer of Independent Bank in Memphis. Prior to that, he served as Vice President and Controller, and later Vice President and Chief Accounting Officer, of RFS Hotel Investors, Inc., a NYSE-listed hotel REIT that was sold in 2003. Prior to joining RFS, he was a senior manager with PricewaterhouseCoopers LLP in Memphis and London. Mr. Craven received a Bachelor of Accountancy from the University of Mississippi in 1993. He is a licensed Certified Public Accountant in the State of Mississippi.

Jeremy Wegner — Senior Vice President and Chief Financial Officer

Mr. Wegner, age 48, is our Senior Vice President and Chief Financial Officer. He joined the Company on June 1, 2015. Mr. Wegner has a significant track record of involvement in more than $50 billion of mergers, acquisitions and equity and debt financings. Prior to joining the Company, he served as Vice President of Mergers and Acquisitions for Starwood Hotels & Resorts Worldwide from July 2012 to May 2015 where he was responsible for identifying and executing merger, acquisition and divestiture opportunities.

From September 2008 to June 2012, he was a Senior Vice President in the real estate investment banking group at Barclays Capital Inc., and from October 2001 to September 2008, he was a Senior Vice President in the real estate investment banking group at Lehman Brothers. Mr. Wegner covered the lodging sector for over ten years, from 1998 to 2012. Mr. Wegner began his career as an analyst in the investment banking group at Credit Suisse in 1998. Mr. Wegner received a Bachelor of Arts degree in Economics from Brown University in 1998.

Summary of Trustee Qualifications and Experience

Both the Nominating and Corporate Governance Committee and the Board believe a complementary mix of diverse skills, attributes and experience levels will best serve the Company and its shareholders. The trustee skills summary that appears below, and the related narrative for each trustee nominee, highlight the specific experience, qualifications, attributes and skills for each trustee that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure and strategic direction. The absence of a “•” for a particular skill does not mean the trustee in question is unable to contribute to the decision-making process in that area.

	Brewer	Fisher	Grissen	Higgins	Perlmutter	Ruhfus	Williams
Skill/Qualification
ACCOUNTING/FINANCIAL EXPERTISE enables an in-depth understanding of our financial reporting and internal controls, ensuring transparency and accuracy	∙		∙	∙	∙
ACCOUNTING/FINANCIAL LITERACY brings a general understanding of our financial reporting and internal controls, ensuring transparency and accuracy	∙	∙	∙	∙	∙	∙	∙
BOARD OF DIRECTORS experience in serving on public sector, private sector or non-profit boards	∙	∙	∙	∙	∙	∙	∙
BUSINESS HEAD experience in leadership role as a company executive officer or head of a government organization	∙	∙	∙	∙	∙	∙	∙
FINANCIAL/CAPITAL MARKETS experience in raising the capital needed to fund a business and deploy it effectively	∙	∙	∙	∙	∙	∙
LEGAL experience allows us to better evaluate risks and contractual obligations		∙					∙
LODGING experience with the lodging industry and the issues facing hotels, brands and owners	∙	∙	∙	∙		∙
MANAGEMENT/OPERATIONS experience provides trustees a practical understanding of developing, implementing and assessing our operating plan and business strategy	∙	∙	∙	∙	∙	∙	∙
REAL ESTATE as a real estate company, this expertise is important in understanding our business and strategy	∙	∙	∙	∙	∙	∙	∙
REITS knowledge of the issues facing real estate investment trusts including taxation and public markets	∙	∙	∙	∙	∙	∙
RISK MANAGEMENT experience is critical to the Board's role in overseeing the risks facing the Company	∙	∙	∙	∙	∙	∙	∙
SUSTAINABILITY/CORPORATE RESPONSIBILITY experience assures that strategic imperatives and long-term value are achieved within a socially and environmentally responsible business model	∙	∙	∙	∙	∙	∙	∙

Demographics
Gender
Male	∙	∙	∙		∙	∙
Female				∙			∙
Race/Ethnicity
White	∙	∙	∙	∙	∙	∙
Black/African American							∙
Hispanic or Latino
Asian
American Indian or Alaska Native
Native Hawaiian or other Pacific Islander
Board Tenure
(in years)	7	14	3	5	14	14	3
Other Public Boards
(# of other public boards)	0	0	1	1	0	0	0

Board Snapshot

The following graphics set forth certain information about our trustee nominees and are based on the composition of the full Board. If instead the focus was just on the independent trustees, the percentages would be as follows: Independence - 100% (6/6); Short Tenure - 67% (4/6); Gender Diversity - 33% (2/6); and Racial Diversity - 17% (1/6).

Independent Trustees
86%
6/7 trustees are independent
Average Tenure of 7.5 Years
57%
4/7 trustees have tenure < 7.5 years
Gender Diversity
29%
2/7 trustees are female
Racial Diversity
14%
1/7 trustees is African-American

Trustee Independence

Our Corporate Governance Guidelines, which are available on our website at www.chathamlodgingtrust.com, require that a majority of our trustees be independent. The Board of Trustees has adopted the categorical standards prescribed by the New York Stock Exchange (the “NYSE”) to assist the Board of Trustees in evaluating the independence of each trustee. The categorical standards describe various types of relationships that could potentially exist between a trustee and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and as the Board of Trustees determines, taking into account all facts and circumstances, that no other material relationship between our Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board of Trustees will deem such person to be independent. A trustee shall not be independent if the trustee satisfies any one or more of the following criteria:

•	a trustee who is, or who has been within the last three years, an employee of our Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;
•	a trustee who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years more than $120,000 in direct compensation from our Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);
•	a trustee who is or whose immediate family member is a current partner of a firm that is our Company’s internal or external auditor; (ii) a trustee who is a current employee of such a firm; (iii) a trustee who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a trustee who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our Company’s audit within that time;
•	a trustee who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of our Company’s present executives at the same time serves or served on that company’s compensation committee; or
•	a trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, the Board of Trustees has determined that the following members of the Board of Trustees are independent: Edwin B. Brewer, Jr., David Grissen, Mary Beth Higgins, Robert Perlmutter, Rolf E. Ruhfus, and Ethel Isaacs Williams. We presently have seven trustees, including these six independent trustees.

Committees of the Board

The Board of Trustees has established four standing committees - Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and ESG Committee - and has adopted charters for each which are available on our website at www.chathamlodgingtrust.com. Pursuant to these charters, the composition of each committee is required to comply with the listing standards and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees is comprised exclusively of independent trustees, as defined by the listing standards of the NYSE then in effect, except for the ESG Committee which consists of three trustees - Mr. Fisher as Chairman, Ms. Williams and Mr. Grissen - and two of our officers who are not trustees - Messrs. Craven and Kentoff. In 2023, the Audit Committee met four times, the Compensation Committee met three times, the Nominating and Corporate Governance Committee met four times, and the ESG Committee met four times.

Committee Assignments

The following table reflects the current committee membership as of the date of filing:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	ESG Committee(1)

Edwin B. Brewer, Jr.	C		C
Jeffrey H. Fisher				C
David Grissen	X			X
Mary Beth Higgins	X	X
Robert Perlmutter(2)		C
Rolf E. Ruhfus
Ethel Isaacs Williams			X	X
(1) The ESG Committee also includes two officers who are not trustees.
(2) Also serves as lead independent trustee.

C = Chair
X = Member

Audit Committee

Our Audit Committee currently consists of Mr. Brewer (Chair), Ms. Higgins and Mr. Grissen. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

Mr. Brewer, an independent trustee, is the Chair of our Audit Committee and the Board of Trustees has determined that he is an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC.

The Audit Committee also oversees information security risk. The Company has instituted various controls in order to address, defend and respond to any information security concerns. The Company also provides training to employees on information security issues and it maintains a cyber security insurance policy.

Compensation Committee

Our Compensation Committee currently consists of Mr. Perlmutter (Chair) and Ms. Higgins. The Compensation Committee determines compensation for our executive officers and trustees, administers our Equity Incentive Plan, produces an annual report on executive compensation for inclusion in our Annual Meeting proxy statement and publishes an annual committee report for our shareholders. The Compensation Committee may form and delegate authority to subcommittees when appropriate, provided that all of the members of such subcommittees qualify as independent per NYSE rules and regulations.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Mr. Brewer (Chair) and Ms. Williams. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the Board qualified candidates to fill vacancies on the Board and for election as trustees and recommending a slate of nominees for election as trustees at the Annual Meeting. It also periodically prepares and submits to the Board for adoption the committee’s selection criteria for trustee nominees. The Nominating and Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on various criteria, including a nominee’s experience, skills, accomplishments, background, age, gender and all self-identified diversity characteristics including without limitation gender, race, ethnicity, disability and sexual orientation, and then reviews those qualifications in the context of the current composition of the Board and the evolving needs of our business.

As provided in our Corporate Governance Guidelines (which are available on our website at www.chathamlodgingtrust.com), the Nominating and Corporate Governance Committee conducts an annual review of the Board with respect to the composition of the Board as a whole and the diversity, age and skills of its members. It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of the Board of Trustees’ performance as a whole and of the committees and individual trustees and reports thereon to the Board. This self-assessment process requires each trustee to complete a detailed questionnaire regarding governance issues such as board composition, board support, and committee performance. The Nominating and Corporate Governance Committee reviews the assessments and reports to the full Board of Trustees at the next scheduled meeting. The Nominating and Corporate Governance Committee also oversees the selection and composition of committee assignments.

The Nominating and Corporate Governance Committee regularly reviews governance issues and the governing documents. Specifically, the Nominating and Corporate Governance Committee reviewed issues relating to whether or not shareholders can amend the corporate bylaws and the result was the adoption at the Annual Meeting in May 2022 of a proposal allowing shareholders that right. The committee also reviews the Company's CEO succession plan on an annual basis.

Shareholders may make recommendations of potential trustee nominees, in accordance with the procedures set forth in our Bylaws, to the Nominating and Corporate Governance Committee, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, FL 33401. Such communications should include information both on the recommending shareholder and the recommended trustee nominee so the Nominating and Corporate Governance Committee may have adequate information for evaluation by the Board or our Nominating and Corporate Governance Committee. Nominees recommended by shareholders will be evaluated in the same manner as those recommended by the Nominating and Corporate Governance Committee.

ESG Committee

Our ESG Committee currently consists of Messrs. Fisher (Chair) and Grissen and Ms. Williams as the trustee members and executives Messrs. Craven and Kentoff as non-trustee members. As provided in our ESG Committee Charter (which is available on our website at www.chathamlodgingtrust.com), the ESG Committee's stated goal is to carry out the responsibilities delegated by the Board regarding the review and oversight of the Company's goals, policies, procedures, and disclosures related to sustainability and environmental, social, and governance (ESG) matters. The ESG Committee oversees and advises the Board on the Company's goals, strategies, and commitments related to sustainability and ESG, including climate risks and opportunities, human rights and human capital management, community and social impact, and diversity and inclusion. The ESG Committee also reviews and oversees the policies and procedures used to prepare sustainability and ESG-related statements and disclosures, including preparation of the Company's annual corporate responsibility report and review such statements and disclosures before their publication. The most recent Corporate Responsibility Report was issued in December 2023.

The ESG Committee meets each quarter and reports to the full Board. Only the independent trustees on the ESG Committee earn compensation for their committee service.

Shareholder Advisory Resolutions

During our 2023 annual meeting of shareholders, shareholders voted on an advisory, non-binding proposal to approve executive compensation (“Say on Pay”) with approximately 96% of votes cast at that meeting in favor of the Company’s executive compensation.

Historical Say on Pay Results
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
95.3%
97.6%
96.9%
96.4%
70.0%
95.9%
92.0%
2018
2019
2020
2021
2022
2023
Average

Code of Business Conduct

Our corporate code of ethics relates to the conduct of our business by our employees, officers and trustees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business. A copy of this Code of Business Conduct may be obtained at no charge by sending a written request to the Corporate Secretary, 222 Lakeview Avenue, Suite 200, West Palm Beach, FL 33401. The Code of Conduct is available on our website at www.chathamlodgingtrust.com. If the Company makes any amendments to this code (other than technical, administrative or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the Company’s Chief Executive Officer, Chief Financial Officer or Controller, we will disclose (on our website or in a Current Report on Form 8-K filed with the SEC) the nature of the amendment or waiver, its effective date and to whom it applies.

Shareholder Outreach

The Board of Trustees values the views and opinions of our shareholders and believes strong corporate governance practices demand regular outreach and conversations with our shareholders. We understand the vital role of effective communication with our shareholders. As part of that understanding, management actively engages with shareholders at numerous investor road shows, industry and investment community conferences, and meetings with analysts. We also respond to individual shareholders who express interest in our business. During 2023, we conducted stockholder and investor outreach by presenting virtual investor presentations, conducting analyst meetings and attending investor conferences and meetings, both in person and virtually. We regularly discuss our operations, financial performance, industry, governance and compensation matters with shareholders. In 2023, we obtained meaningful feedback on our shareholders' perception and understanding of our business, markets and industry as well as our governance practices, environmental and social impact programs and compensation framework as follows:

What We Heard Shareholders Request	How We Responded
Ability to refinance maturing debt	Many of our top investors were concerned about our ability to refinance the debt that matured in 2023 and is maturing in 2024. Since late 2020, we have been an active seller of hotels, generating proceeds of approximately $165 million and saving $18 million that didn’t have to be invested into those hotels. Additionally, we raised $120 million of preferred equity in 2021. Combined with cash generated from hotel operations, we have reduced our net debt by $351 million or 45% since March 31, 2020, the highest percentage decrease of all lodging REITs. As of December 31, 2023, we have available liquidity to repay all maturing debt in 2024 and 2025.

Silicon Valley and Bellevue market concentration
The five hotels in these two markets represented approximately 30 percent of hotel EBITDA in 2019 versus only 17 percent in 2023. Many of our investors and prospective investors are very interested in the performance of our hotels in these markets and our long-term plan for these hotels. 2023 RevPAR for these hotels was 28 percent below 2019 levels. Chatham has the highest exposure to Big Tech hotel demand of all lodging REITs, and our hotels stand to outperform as hotel demand improves. Big Tech is constantly evolving, and we are in the midst of another transformation with the development of Artificial Intelligence (AI) technology. Employment in the valley exceeds pre-pandemic levels, and tech companies are finally getting more serious about employees returning to the office and this will boost room demand. We are confident that these hotels will ultimately recover to 2019 levels.

Commit to Enhance Board Diversity	In 2023, our Board of Trustees publicly committed to achieving at least thirty percent female representation on our Board by the end of 2025. Currently, 33% of our independent Trustees are female.

NEO Bonuses Should be Tied to Applicable Metrics	In 2023, we further enhanced our annual cash bonus plan to include three financial metrics (RevPAR growth, Gross Operating Profit Margin and Adjusted FFO Per Share) when it used to be one metric. Additionally, with respect to our long-term incentive plan, we added a negative TSR modifier that potentially reduces the amount of shares awarded under our long-term incentive plan upon vesting. These modifications further tie NEO compensation to performance.

Continue to enhance our corporate ESG profile	We remain committed to creating value while serving as responsible stewards within our hotels, communities, and industry. Annually, we publish a Corporate Responsibility Report that encapsulates our performance and critical updates on key initiatives and milestones. This report aligns with the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), and Task Force on Climate-related Financial Disclosures (TCFD). Additionally, we participate in the Global Real Estate Sustainability Benchmark (GRESB), a widely-accepted assessment that scores our performance and compares us to other reporting companies. Our achievements have been noteworthy: increasing our overall score by 9 percent from 75/100 to 82/100; earning four of five GRESB Stars and awarded GRESB's "Green Star,” and ranking 31st out of 115 listed companies in the Americas region and 2nd in Chatham's peer group.

Policy on Voting Regarding Trustees ("Majority Voting Policy")

The Board of Trustees has adopted a policy on voting regarding trustees that requires, at any meeting of shareholders at which members of the Board of Trustees are to be elected by the shareholders in an uncontested election, any nominee for trustee who receives a greater number of votes “withheld” from his or her election than votes “for” election will submit to the Board, no later than two weeks after the certification of the voting results, a written offer to resign from the Board of Trustees. An uncontested election is one in which the number of individuals who have been nominated for election as a trustee is equal to, or less than, the number of trustees to be elected.

The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days after the certification of the voting results, recommend to the Board of Trustees whether to accept or reject the resignation offer. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors it deems relevant, which may include (i) any stated reason or reasons why shareholders cast “withheld” votes for the trustee, (ii) the qualifications of the trustee and (iii) whether the trustee’s resignation from the Board of Trustees would be in our best interest and the best interests of our shareholders. The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate, which may include (i) continued service by the trustee until the next relevant meeting of shareholders, (ii) an undertaking to seek a replacement trustee, or (iii) rejecting the resignation offer coupled with committing to seek to address the underlying cause or causes of the majority-withheld vote.

The Board of Trustees will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the voting results. The Board of Trustees will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board of Trustees deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board of Trustees.

Any trustee who offers to resign as provided above shall not participate in the Nominating and Corporate Governance Committee’s or the Board of Trustees’ consideration of whether to accept his or her resignation offer.

If a trustee’s resignation offer is accepted by the Board of Trustees, the Nominating and Corporate Governance Committee will recommend to the Board of Trustees whether to fill the vacancy created by such resignation or to reduce the number of trustees constituting the Board of Trustees. The Board of Trustees will determine the treatment of any compensation due or payable to the resigning trustee.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations as described above, the trustees whom the Board of Trustees has affirmatively determined to be independent in accordance with the applicable listing standards of the NYSE, and who were not required to offer their resignations, will appoint a special committee of the Board of Trustees to consider the resignation offers and whether to accept the resignation offers, as otherwise described above.

We will disclose publicly the Board of Trustees’ decision, the process by which the decision was made and, if applicable, the reasons for rejecting a resignation offer, in a Current Report on Form 8-K filed with the SEC.

Strong Corporate Governance Practices

We have made strong corporate governance a priority. The following table highlights some of the key elements of our corporate governance practices.

Corporate Governance Highlights

☑ Gender diversity on Board (33% of independent trustees)	☑ Released 2022 Corporate Responsibility Report on the Company's website in December 2023
☑ Racial diversity on Board (17% of independent trustees)	☑ Provided disclosures in compliance with TCFD and SASB, and reporting in line with GRI standards
☑ CEO Succession Plan	☑ Participated in GRESB, received "Green Star" status and 4-stars in 2023 for 2022 submission
☑ No shareholder rights plan or “poison pill”	☑ Policy prohibiting hedging or pledging of our stock
☑ 6 of our 7 existing trustees are independent	☑ Compensation “clawback” policy amended in 2023 to comply with new SEC requirements
☑ Lead independent trustee (Mr. Perlmutter)	☑ Strong pay-for-performance philosophy
☑ All standing committees of the full Board consist solely of independent trustees (ESG Committee includes non-independent CEO and non-voting executives)	☑ Adopted guidelines for self-evaluation of the Board, the Committees of the Board, and each trustee
☑ Our Bylaws allow shareholders the right to amend our Bylaws	☑ Comprehensive Code of Business Conduct and Corporate Governance Guidelines
☑ Regular executive sessions of independent trustees	☑ Stock ownership guidelines for trustees, chief executive officer and named executive officers
☑ Expanded shareholder outreach and engagement	☑ Any change in control payments under severance agreements are subject to a “double-trigger”
☑ Each of the trustees is elected annually	☑ Trustee Resignation Policy
☑ Non-staggered Board	☑ No trustee attended < 75% of the Board/Committee meetings in 2023

☑  No member of the Board serves on the board of more than one public company other than the Company, and our Chief Executive Officer does not serve on the board of any public company other than the Company
☑ Average age of trustees on the Board has decreased by approximately 10% since 2019
☑ Adopted guidelines for self-evaluation of the Board, the Committees of the Board, and each trustee	☑ Adopted several cybersecurity policies including an Incident Response Plan, an Acceptable Use Policy for employees and a Service Provider Cybersecurity Management Policy
☑ Adopted negative TSR modifier to potentially reduce the payout if the Company's TSR is negative over an award's vesting period	☑ Diversified financial metrics by including RevPAR Growth and Gross Operating Profit in addition to the historical AFFO per share metric

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Perlmutter (Chair) and Ms. Higgins. None of the trustees serving on the Compensation Committee is or has ever been one of our officers or employees, nor have any trustees serving on the Compensation Committee entered into any transaction with us with a value in excess of $120,000. None of our executive officers, and no trustee serving on the Compensation Committee, serves as a member of the board of trustees (or board of directors) or compensation committee of any entity that has one or more executive officers serving on the Board of Trustees.

Trustee Compensation

For service to the Company in 2023, each of our independent trustees was paid a fee of $120,000. Trustees’ fees, other than the additional fees paid for service as the lead trustee or Chairman of one of our committees, are paid with $50,000 in cash and $70,000 in our common shares, although each trustee may elect to receive up to all of such fees in the form of our common shares. The trustees who served as our lead independent trustee, Audit Committee Chairman, Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman were paid an additional cash fee of $15,000, $15,000, $10,000 and $7,500, respectively. In addition, committee non-chairperson trustees who serve on our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and ESG Committee received an additional cash fee of $7,500, $5,000, $5,000 and $5,000, respectively, for their service.

In January 2024, common share grants were made to each independent trustee for the common share component of their 2023 Board compensation. Trustees who are employees of the Company receive no additional compensation as trustees. In addition, we reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees.

The following table sets forth information with respect to the compensation of our independent trustees for 2023.

Name(1)	Fees Earned or Paid in Cash	Share Awards (2)	Total
Edwin B. Brewer, Jr.	$75,000	$70,000	$145,000
Thomas J. Crocker(3)	$12,500	$0	$12,500
David Grissen	$62,500	$70,000	$132,500
Mary Beth Higgins	$62,500	$70,000	$132,500
Robert Perlmutter	$25,000	$120,000	$145,000
Rolf E. Ruhfus	$50,000	$70,000	$120,000
Ethel Isaacs Williams	$60,000	$70,000	$130,000

(1)	Mr. Fisher, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and does not receive additional compensation for his service as a trustee. All of the compensation paid to Mr. Fisher for the services he provides to us is reflected in the Summary Compensation Table located elsewhere in this proxy statement.
(2)	Amounts reflect the full grant date value of common shares granted as their compensation for 2023, calculated in accordance with Accounting Standards Codification ("ASC") 718. Under our 2011 Equity Incentive Plan, as amended and restated in 2022 (our “Equity Incentive Plan”), we granted 6,504 common shares in January 2024 to each independent trustee as a portion of the trustee’s annual fee at a market value of $70,000 on the grant date, based on the average of the closing prices of our common shares on the NYSE on the last ten trading days of 2023. In addition, we granted 11,150 common shares in January 2024 to Mr. Perlmutter who elected to receive his entire trustee fee in common shares. Those shares had a market value of $120,000 on the grant date, based on the average of the closing prices of our common shares on the NYSE on the last ten trading days of 2023. All payments for serving on a committee were paid in cash.
(3)	Mr. Crocker, who left the Board after the 2023 annual meeting of shareholders in May 2023, was paid cash fees for his first quarter 2023 service.

Shareholder Communications to the Board

Shareholders and interested parties may contact an individual trustee, the Board as a group, or a specified Board committee or group, including the non-employee trustees as a group, at the following address: Corporate Secretary, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, FL 33401 Attn: Board of Trustees. The Company will receive and process communications before forwarding them to the addressee. Trustees generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Meeting Attendance

During 2023, the Board met four times. All members of the Board attended 75% or more of the Board meetings and meetings of the committees on which he or she served either in person, virtually or by conference call. As set forth in our Corporate Governance Guidelines, trustees are invited and encouraged to attend our annual meetings of shareholders.

Leadership Structure and Risk Oversight

Management is responsible for the day-to-day management of risks we face. The Board of Trustees has overall responsibility for overseeing risk management with a focus on the more significant risks facing the Company. The Audit Committee oversees risk policies and processes related to our financial statements, financial reporting processes, liquidity risks, and cybersecurity risks; our Nominating and Corporate Governance Committee oversees corporate governance; the ESG Committee oversees ESG matters; and the Compensation Committee oversees risks relating to remuneration of our officers and employees. The Compensation Committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us. Management, along with the Audit Committee, oversee risks related to information security issues though the majority of the exposure to information security issues occur at the hotels where the hotel brands control IT systems and oversee day-to-day information security risk issues.

At each quarterly meeting of the Audit Committee, a portion of the meeting is devoted to reviewing material credit risks, our capital structure, status of foreclosure and similar proceedings (if applicable), status of the properties in our real estate portfolio and other matters which might have a material adverse impact on current or future operations, including an assessment of IHM's performance as manager of our hotels, and, as required, the Audit Committee reviews risks arising from related party transactions. In addition, at each meeting of the Audit Committee, our Chief Financial Officer, as well as the independent accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to compliance by our employees with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the Audit Committee in overseeing the risks related to our financial statements and the financial reporting process. At each meeting of the Board of Trustees, a portion of the meeting is dedicated to reviewing and discussing significant risk issues reviewed by the Audit Committee.

Mr. Fisher serves as both our Chairman and our Chief Executive Officer. Mr. Perlmutter is our lead independent trustee. We believe that it is in the best interests of our shareholders for Mr. Fisher to serve as both our Chairman and our Chief Executive Officer because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We also believe that appointing an independent trustee to serve as lead independent trustee, to preside over executive sessions of the Board and providing the opportunity for all trustees to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer also serve as our Chairman may cause management to have undue influence on the Board of Trustees. As lead independent trustee, Mr. Perlmutter presides at all meetings of the Board of Trustees at which the Chairman of the Board is not present, has the authority to call meetings of the independent trustees and has such other duties as the Board of Trustees may determine from time to time.

The Board of Trustees takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers who are responsible for the Company’s day-to-day risk management practices present to the Board of Trustees a comprehensive report on the material risks to the Company, including credit risk, liquidity risk and operational risk including information security risk. At that time, the management team also reviews with the Board of Trustees the Company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the Board of Trustees may delegate specific risk management tasks to management or a committee. Throughout the year, management monitors the Company’s risk profile and updates the Board of Trustees as new material risks are identified or the aspects of a risk previously presented to the Board of Trustees materially change. The Audit Committee also actively monitors risks to the Company throughout the year, and with the aid of management, identifies any additional risks that need to be elevated for the full Board’s consideration. The Audit Committee, together with management, oversees cybersecurity risks. In 2023, management adopted an Incident Response Plan, an Acceptable Use Policy for employees and a Service Provider Cybersecurity Management Policy to aid in cybersecurity monitoring.

In February 2022, the Company formed the ESG Committee which has direct oversight of the Company with respect to all ESG matters, meets each quarter, and reports directly to the Board of Trustees. In 2021, the Company tasked its third-party ESG consultant to conduct a sustainability risk assessment. This assessment evaluated risks to the Company's portfolio related to water, climate, biodiversity and socioeconomic risks. The third-party ESG consultant will update the risk assessment every three years, with the next report to be conducted in 2024, except that it will conduct risk assessments for newly acquired or built hotels and will adjust the schedule if warranted by changed conditions.

Environmental Stewardship, Social Responsibility and Governance

The Company is committed to strong environmental, social and governance practices and related disclosure. We are committed to enhancing the value of our sustainability platform through open and transparent communications with our stakeholders. As overseen and guided by the ESG Committee of the Board, the Company's sustainability objectives are designed to support the Company's vision and strategic principles through measures to:

•reduce energy and water consumption;

•increase profitability at our hotels;

•proactively manage environmental risks;

•increase diversity, equity and inclusion initiatives; and

•make positive contributions to communities.

In the interest of assisting shareholders with a better understanding of the Company’s environmental, social and governance performance, in 2021 the Company issued its first annual Corporate Responsibility Report on its website. This report was updated in January 2022 and included new disclosures in compliance with TCFD and SASB and reporting in line with GRI standards. At the end of May 2022, the Company issued its second annual Corporate Responsibility Report which it then updated in March 2023 to include GRESB scoring, information on data verification and other ESG-related disclosure. In December 2023, the Company issued its 2022 Corporate Responsibility Report. The report may be found in the Responsibility section of the Company's website: https://chathamlodgingtrust.com.

The Company has invested in many environmental conservation measures, particularly around energy and water efficiency. In 2021, we conducted a portfolio-wide environmental risk assessment to help us understand the material or significant aspects of our environmental footprint. In 2023, we invested almost $3,000,000 in replacing out of date, inefficient major mechanical, electrical and plumbing equipment with state-of-the-art efficient models. We spent over $20,200,000 on five hotel renovations in 2023 and work closely with our contractors and Marriott, Hilton, and Hyatt and their respective sustainability standards. During these renovations, we assess how to improve sustainability through upgrading to more efficient lighting, low flow showerheads, and low flow toilets. As part of these renovations, we have engaged in an extensive mattress recycling program and, in 2023, we spent $1,000,000 on new mattress and recycled every old mattress that was replaced.

Environmental Targets

The Company has been measuring its environmental performance since 2017 and has set targets that will reduce our environmental impact while creating value for our shareholders. We have developed specific and actionable targets for the Company’s environmental intensity metrics, including a goal to cut carbon (GHG) emissions by 50% by 2030, as detailed in the Company's April 2023 update to its Corporate Responsibility Report. Chatham further acknowledges the necessity of reaching net-zero emissions by 2050 and is committed to creating an organizational plan for defining our pathway to net zero.

Human Capital

The Company believes that each of its employees is an important contributor in the success of the organization. Management aims to provide an inspiring, inclusive work environment where employees feel valued, empowered and encouraged to make positive differences within the Company and throughout their communities, with a belief that the most successful management provides clear leadership while empowering employees to make timely and responsible decisions and to take actions necessary to achieve exceptional operating results.

The Company offers competitive compensation and benefits, a flexible leave policy and a culture that encourages balance of work and personal life. The Company emphasizes an open-door policy for communications and conducts regular employee satisfaction surveys, which provide the opportunity for continuous improvement.

The Company believes in maintaining a safe workplace in compliance with cleanliness guidelines set forth by the Centers for Disease Control and Prevention and in compliance with applicable Occupational Safety and Health Act standards.

During 2023, all employees at our hotels were employed by IHM, a third-party management company engaged by the Company pursuant to hotel management agreements. The Company is committed to the health, safety and security of hotel associates and guests and is proud to support the American Hotel & Lodging Association’s 5-Star Promise.

Diversity, Equity and Inclusion

    The Company is committed to diversity, equity and inclusion and does not tolerate discrimination or harassment in the workplace. The ESG Committee oversees this commitment. We are committed to fostering a diverse and inclusive environment that supports the development and advancement of all. We strive to cultivate an atmosphere of listening, learning and acting; treating each other as equals; showing support and respect to each other and our partners; and encouraging freedom of expression and understanding of differences. We appreciate that our employees’ unique viewpoints, diverse backgrounds and experiences working together lead us to better business outcomes and we attribute this, in part, to our ongoing success.

    Our CEO has personally made the CEO pledge of the CEO Action for Diversity and InclusionTM to continue to advance diversity and inclusion within our workplace. The scope of this pledge supports equity for all, including ethnically or racially diverse persons, the LGBTQ community, people with different abilities, veterans and women. The ESG Committee oversees the Company's commitment to diversity, equity and inclusion.

Four Goals : CEO Action for Diversity and InclusionTM Pledge
Make the workplace an inclusive and safe environment for complex and difficult conversations	Implement and expand diversity and inclusion training, including unconscious bias education	Share best—and even unsuccessful—practices with other participating CEOs	Have Board oversight for the Company's goals action plans

Environmental and Sustainability

We share our investors' concerns for the environment and continue to participate in a variety of environmental sustainability initiatives, such as energy monitoring and preservation, water conservation and waste reduction, and recycling. Our initiatives are intended to improve energy efficiency at our hotels but also to enhance the value and profitability of our hotels. Among these energy efficiency programs are the installation of energy efficient lighting, guestroom “smart” thermostats that adjust room conditions based upon occupancy status, low-flow toilet systems, and recycling laundry water. We are committed to seeking new environmental initiatives to implement across our portfolio. We describe more about such initiatives in our 2022 Corporate Responsibility Report, which was released in December 2023. Shareholders can access this report at: https://chathamlodgingtrust.com/responsibility/.

Corporate Citizenship and Community Impact

The Company prioritizes the need to invest in the communities in which our properties are located. In addition, we have made a significant effort to give back to the local charitable organizations in the West Palm Beach area, where our corporate office is located. In combination with IHM, we have engaged in a myriad of events for charitable organizations in a number of ways including participating in events for charity, engaging in food drives, and reading and providing gifts to children and families in need during the holidays. Our employees' volunteer efforts have directly added value to our local community. We describe more about such volunteer efforts in our 2022 Corporate Responsibility Report, which was released in December 2023. Shareholders can access this report at: https://chathamlodgingtrust.com/responsibility/.

PRINCIPAL SHAREHOLDERS
The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 18, 2024 by (i) each of our trustees, (ii) each of our named executive officers, Messrs. Fisher, Craven, and Wegner (as defined on page 26), (iii) each holder known to us to own more than 5% of our common shares based upon filings made with the SEC and (iv) all of our trustees and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the person actually owns beneficially or of record;
•	all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares the person has the right to acquire within 60 days (such as restricted common shares that are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. No shares beneficially owned by any trustee or executive officer have been pledged as security.

Name of beneficial owner	Common Shares Beneficially Owned (1)		Percent of Class(2)
BlackRock, Inc.	9,137,603	(3)	18.7%
The Vanguard Group	5,761,078	(4)	11.8%
Fuller & Thaler Asset Management, Inc.	3,139,324	(5)	6.4%
State Street Corporation	2,471,050	(6)	5.1%
Jeffrey H. Fisher	2,071,428	(7)	4.2%
Dennis M. Craven	595,509	(8)	1.2%
Jeremy Wegner	249,886	(9)	*
Robert Perlmutter	93,890	(10)	*
Rolf E. Ruhfus	49,829		*
Edwin B. Brewer, Jr.	39,371	(11)	*
Mary Beth Higgins	29,482		*
David Grissen	19,709		*
Ethel Isaacs Williams	16,709		*
All executive officers and trustees as a group (9 persons)	3,165,813	(12)	6.5%

* Represents less than 1% of our common shares outstanding

(1)
The number of common shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The numbers of common shares held by the shareholders who filed statements on Schedule 13G/A as described in other footnotes to this table are current as of the date of the filing of their Schedules 13G/A. The number of common shares held by our trustees and executive officers, and all of the percentages shown in this table, are calculated as of March 18, 2024 based on 48,904,639 common shares outstanding. The amount shown includes the total number of common shares issuable upon redemption of long-term incentive plan ("LTIP") units.

(2)
The total number of common shares outstanding used in calculating the percentage ownership of each person assumes that all LTIP units held by such person are redeemed on a one-for-one basis for common shares and that none of the LTIP units held by other persons are redeemed.

(3)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on January 19, 2024 by BlackRock, Inc., a Delaware corporation (“BlackRock”), and affiliates reporting ownership of these common shares as of December 31, 2023. BlackRock has sole voting power over 8,815,853 common shares, shared voting power over no common shares, sole dispositive power over 9,137,603 common shares, and shared dispositive power over no common shares. BlackRock has its principal business office at: 50 Hudson Yards, New York, New York 10001.
(4)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. a Pennsylvania corporation (“Vanguard”), and affiliates reporting ownership of these shares as of December 29, 2023. Vanguard has sole voting power over no common shares, shared voting power over 32,019 common shares, sole dispositive power over 5,685,258 common shares, and shared dispositive power over 75,820 common shares. Vanguard has its principal business office at: 100 Vanguard Blvd., Malvern, PA 19355.
(5)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 12, 2024 by Fuller & Thaler Asset Management, Inc., a California corporation (“Fuller & Thaler”), and affiliates reporting ownership of these common shares as of December 31, 2023. Fuller & Thaler has sole voting power over 3,076,126 common shares, shared voting power over no common shares, sole dispositive power over 3,139,324 common shares, and shared dispositive power over no common shares. Fuller & Thaler has its principal business office at: 411 Borel Avenue, Ste 300, San Mateo, CA 94402.
(6)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on January 24, 2024 by State Street Corporation, a Massachusetts corporation (“State Street”), and affiliates reporting ownership of these common shares as of December 31, 2023. State Street has sole voting power over no common shares, shared voting power over 2,298,579 common shares, sole dispositive power over no common shares, and shared dispositive power over 2,471,050 common shares. State Street has its principal business office at: State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114.
(7)	This amount includes 100 common shares owned by Jeffrey Fisher Marital Trust and 235,788 shares in a grantor retained annuity trust. Mr. Fisher disclaims beneficial ownership of all of those shares. The number of common shares includes 1,223,995 LTIP units.
(8)	The number of common shares includes 496,566 LTIP units.
(9)	The number of common shares includes 240,937 LTIP units.
(10)	Mr. Perlmutter's 93,890 common shares are owned under the name of The Robert D. Perlmutter Revocable Trust U/A/D 10/1/83.
(11)	Mr. Brewer's 39,371 common shares are owned under the name of the Edwin Boyd Brewer, Jr. & Diana D. Brewer TRS FBO Billy & Diana Brewer Living Trust UA 11/01/2017.
(12)	The number of common shares includes 1,961,498 LTIP units.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The following section describes the objectives and features of our executive compensation program for our named executive officers ("NEOs"). For 2023, our NEOs and their titles were as follows:

Executive	Title
Jeffrey H. Fisher	Chairman, President & Chief Executive Officer
Dennis M. Craven	Executive Vice President & Chief Operating Officer
Jeremy Wegner	Senior Vice President & Chief Financial Officer

2023 Business Highlights

•Produced RevPAR growth of 6.1%, exceeding industry RevPAR performance by approximately 25%
•Highest RevPAR of all select-service lodging REITs
•Repaid approximately $150 million of maturing debt using available liquidity and new debt issuance
•Successfully issued approximately $83 million of fixed-rate CMBS debt
•Reduced overall leverage ratio from 27% at January 1, 2023 to 25% at December 31, 2023
•Reduced net debt by $26 million in 2023
•Entered into contract to sell the 24-year-old Hilton Garden Inn Denver Tech Center for $18 million ($24 million including foregone renovation) at an approximate 4% capitalization rate on 2023 net operating income (sold in January 2024)
•Committed to increase the percentage of women on the Board to at least 30% by the end of 2025
•We participated in the Global Real Estate Sustainability Benchmark (“GRESB”) for the second time and our overall score increased 9% from 75/100 to 82/100, ranking 31st out of 115 listed companies in the Americas region, and 2nd out of 6 in its peer group (related to 2022 performance)
•Chatham earned four of five GRESB Stars
•Chatham earned 27 of 30 available points on the Management and Performance components
•Chatham was awarded GRESB’s “Green Star” for achieving a score higher than 50% of the points allocated to the Management and Performance components

2023 Compensation Highlights

•Base Salaries - No increases to NEO base salaries for 2023 and 2024 (base salary levels were last increased for 2022)
•Cash Bonuses – No increases to cash bonus targets
◦The portion of the cash bonus program allocated to objective financial performance was increased to 60% for 2023 (from 50% in 2022) and the performance metrics were diversified to include RevPAR Growth and Gross Operating Profit
◦2023 bonuses were achieved below target and reflect a year-over-year decrease of 26% to 31% for our NEOs
•Equity Awards – No increases to the target value of 2023 equity awards (granted in 2024)
◦Annual equity awards are granted 60% in performance-based awards and 40% in time-based shares
◦An absolute TSR modifier was added to the 2023 performance-based awards that reduces payouts by 25% if absolute TSR is negative over the performance period
•LTIP Units – Unearned performance-based units are not entitled to distributions equivalent to common stock dividends

While time-based LTIP units, whether vested or not, receive distributions equivalent to common stock dividends performance-based LTIP units receive a partial 10% tax-related distribution until the performance period ends and then a 90% catch-up on any earned award amount.

Key Features of Our Executive Compensation Program

Our executive compensation program is designed to (i) attract and retain executives capable of managing our hotel operations and assets, (ii) motivate management to successfully execute our business plan, and (iii) align management’s interests with its shareholders. We believe our compensation program demonstrates a strong pay-for-performance alignment, including:

•Pay-for-Performance Alignment – Our incentive programs are based on challenging goals and are subject to meaningful changes in payout levels depending on our annual and long-term performance results. Since 2015, our CEO’s annual cash incentives have paid out between 80% to 142% of target and is aligned with our short-term performance. Since 2015, our performance-based long-term incentives have been earned between 0% and 135% of target shares/units granted and is directly tied to our three-year TSR performance (both on an absolute and relative basis).

•Significant Alignment with Shareholders – Most of the compensation paid to our executives is in the form of equity awards (including approximately 60% of our CEO’s target compensation) resulting in the majority of executive pay tied to the Company’s long-term TSR performance. Additionally, 60% of the equity awards are in the form of performance-based equity that may be forfeited if certain goals are not satisfied.

•Commitment to Strong Governance – We are committed to maintaining strong governance features that effectively provide risk oversight of our compensation structure including:

•Share ownership requirements, including 6x base salary for our CEO
•Anti-hedging and anti-pledging policies
•Majority of equity granted is in performance-based awards
•Caps on annual cash awards and equity award payouts
•Equity award payouts reduced if TSR is negative over the performance period
•Multiple performance factors tied to our overall business strategy
•Range of payouts (not all-or-nothing)
•Double-trigger requirement for vesting of equity awards
•Clawback policy for executive officers

•Calibrate Pay Relative to Our Size – We compete primarily with companies that own and invest in hotel properties in terms of talent, investment dollars and strategic business opportunities. Most of these companies are larger than us but reflect our most direct competitors. To recognize this fact, we use peer group data to understand incentive plan structures at comparable organizations. We also use this competitor set to understand the cost of talent, while recognizing that our pay needs to be calibrated relative to our size. Accordingly, peer group benchmarking results are size-adjusted and significantly discounted relative to the absolute dollar amounts paid to our competitors, and those reduced amounts are used to evaluate our compensation elements and levels.

Best Practices

Our compensation program for 2023 continues to incorporate best practices:

What We Do	What We Don't Do
✓ Maintain a short-term incentive program that is performance oriented and is typically based on Company performance metrics and individual performance objectives	X No guaranteed minimum short-term incentive or long-term incentive payouts or annual salary increases

✓ Use total stockholder return (“TSR”) as the sole performance metric for our performance share units that are tied to multi-year performance	X No tax gross-ups upon a change in control

✓ Tie a majority of equity awards to performance-based awards	X No pledging or hedging activities permitted by our executives and trustees

✓ Limit the maximum payments on annual cash and equity awards.	X No plan design features that encourage excessive or imprudent risk taking

✓ Maintain meaningful executive and independent trustee stock ownership policy:	X No dividends on unearned performance stock units

• 6x for our Chief Executive Officer	X No grants of stock options

• 3x for COO; 2x for CFO	X No supplemental executive retirement plans

• 4x annual retainer for independent trustees (increased from 3x to 4x by Board in 2023)	X No grants of one-time retention awards during the worst era in the history of lodging REITs and when share prices were meaningfully depressed

✓ Engage an independent compensation consultant

✓ Conduct an annual peer group review to ensure total compensation is properly benchmarked

✓ Offer limited perquisites

✓ Maintain an incentive compensation clawback policy, allowing the Company to recover annual and/or long-term incentive compensation in certain situations (amended in 2023 to comply with new SEC requirements)

✓ Annual advisory vote on executive compensation

✓ Compensation Committee comprised solely of independent trustees

✓ Executive severance policies require double trigger for change in control payments

✓ Diversified financial metrics for calculating 60% of annual cash bonus by including RevPAR Growth and Gross Operating Profit in addition to AFFO

Determining Compensation for Our Named Executive Officers
Role of the Compensation Committee
The Compensation Committee has primary responsibility for setting and approving (either as a committee or together with the Company’s other independent trustees as directed by the Board of Trustees) the compensation of our Chief Executive Officer and reviewing and approving the compensation for our other executive officers in a manner that is effective and consistent with our overall executive compensation strategy. As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of our executive officers. As part of its process for reviewing the performance of our executive officers, the Compensation Committee has considered the recommendations of a compensation consultant engaged by the Compensation Committee. The Compensation Committee also makes recommendations to the Board of Trustees with respect to the Company’s incentive compensation plans and equity-based plans and performs the administrative functions assigned to it under such plans.
The Compensation Committee also reviews and approves annually the compensation of our independent trustees. In setting independent trustee compensation, the Board of Trustees generally considers the compensation practices and levels for trustees paid by our peer group and by other lodging REITs, as well as the expected time commitment from the independent trustees in such year.
Role of the Chief Executive Officer
Our Chief Executive Officer plays a role in setting compensation for our other executive officers by providing the Compensation Committee with an evaluation of their performance, together with recommendations for their compensation. Although Mr. Fisher was involved in the compensation setting process, the Compensation Committee held discussions outside the presence of Mr. Fisher, which allowed the Compensation Committee to independently discuss any and all recommendations as it determined final compensation amounts for our NEOs.
Role of the Compensation Consultant

For 2022 and 2023, the Compensation Committee engaged an independent compensation consultant, Ferguson Partners Consulting L.P. (the “Compensation Consultant”), to assist the Compensation Committee in evaluating the compensation program, determining appropriate pay levels, providing market-based compensation data, and advising on industry trends and best practices. The Compensation Committee has determined that the Compensation Consultant meets the criteria for an independent consultant in accordance with SEC guidelines for such services.

Peer Group Data

For 2023, the Compensation Consultant prepared benchmark compensation based on a peer group of 11 hotel/lodging REITs with similar strategies and potential investors. The companies comprising our peer group are:

Executive Compensation Peer Group

Ticker Symbol
Apple Hospitality REIT, Inc.	APLE
Ashford, Inc.	AINC
DiamondRock Hospitality Company	DRH
Hersha Hospitality Trust(1)	HT
Park Hotels & Resorts Inc.	PK
Pebblebrook Hotel Trust	PEB
RLJ Lodging Trust	RLJ
Ryman Hospitality Properties Inc.	RHP
Summit Hotel Properties, Inc.	INN
Sunstone Hotel Investors, Inc.	SHO
Xenia Hotels & Resorts, Inc.	XHR
(1) Hersha Hospitality Trust was acquired and delisted by KSL Capital Partners in August 2023. It will be removed from the peer group for 2024.

The 2023 peer group remained the same as the 2022 peer group. A key point about the use of this peer group is that because the Company’s equity market capitalization is on the lower end, the Compensation Consultant provides size-adjusted benchmark data to ensure the pay levels are appropriately calibrated relative to our size by reducing absolute peer compensation..
Elements of Executive Compensation and Key Factors in Setting Pay

Our compensation program for our NEOs consists of four key elements:

•Cash compensation, in the form of base salaries and annual cash bonus awards;
•Long-term incentives, in the form of time-based and performance-based restricted common share and LTIP unit awards;
•Health and welfare benefits; and
•Severance arrangement under the executives’ employment agreements.

Historically, the Compensation Committee has reviewed compensation levels for our executive officers near the beginning of each calendar year in determining base salaries and budgeted amounts for total compensation for that, and then meets again near the end of each year to review the actual performance of our company and executive officers, at which time it typically makes determinations with respect to annual cash bonuses and long-term equity incentive compensation in the form of time-based and performance-based restricted common shares and/or LTIP units. Awards under our Equity Incentive Plan are granted to provide performance and retention incentives to these individuals based on factors such as the desire to retain such officers’ services over the long-term, aligning such officers’ interest with those of our shareholders, incentivizing such officers over the near-, medium- and long-term, and rewarding such officers for exceptional performance. In addition, the Compensation Committee may determine to make awards to new executive officers to help attract them to the Company.

As part of its annual review of the compensation paid to our executive officers, the Compensation Committee typically considers a number of factors in determining or structuring compensation, including, but not limited to:

•the nature of the executive’s job and the responsibilities related thereto, the executive’s job performance;
•the executive’s performance with respect to specified individual goals;
•the experience level of the executive in his or her current position, unique skills, and future potential;
•internal pay equity;
•the compensation levels of competitive jobs within our peer group (further explained below);
•our financial performance and financial condition;
•the execution of our business strategies; and
•the impact of compensation determinations on our fiscal budgets.

These factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon the compensation element, market conditions, corporate priorities and individual circumstances.

Elements of Named Executive Officer Compensation

Annual base salary

Base salary is designed to compensate our NEOs throughout each year with a fixed component of compensation reflecting the executive’s experience, role, and responsibilities. Generally, our executives only receive periodic base salary adjustments, consistent with market practices. The Compensation Committee, in consultant with the Compensation Consultant, recommended and the full Board approved no changes to annual base salaries for 2023, resulting in base salaries as follows:

		Increases from 2022
	2023 Base Salary	Amount	Percentage
Fisher	$650,000	$—	—%
Craven	$425,000	$—	—%
Wegner	$325,000	$—	—%

Additionally, the Compensation Committee did not increase base salaries for 2024 (the third year of no changes) and will consider any increase until its annual review of pay levels for 2025. According to the Compensation Consultant, our NEOs’ base salaries continue to be below the median of the size-adjusted peer group (and below the 25th percentile of our peer group prior to the discount).

Annual cash bonus

For 2023, the Compensation Committee and the Board approved an annual cash bonus program utilizing the following methodology:

Annual Cash Bonus Opportunities

Consistent with prior years, Threshold, Target, and Maximum payouts vary for each NEO as a percentage of salary, are presented below:

	Fisher	Craven	Wegner
Threshold	100%	75%	50%
Target	175%	125%	100%
Maximum	250%	175%	150%

In 2023, the Compensation Committee recommended, and the Board approved, a change to the formulaic bonus program so that now 60% of the annual cash bonus opportunity is based on financial metrics with 20% each based on the achievement of specified individual goals and the Compensation Committee's qualitative review of pre-established performance factors.

In 2023, the Compensation Committee recommended, and the Board approved, a change to the 60% portion of the annual cash bonus based on financial metrics used for calculating by including RevPAR Growth and Gross Operating Profit in addition to the historical AFFO per share metric.

Company Performance Scorecard

The following table shows the metrics and weightings of the 2023 annual cash bonus program for the executive officers:

Performance Criteria	Weighting	Threshold	Target	Maximum	Calculated
RevPAR Growth	20%	4.0%	7.5%	11.0%	6.1%
Gross Operating Profit	20%	$131.70	$137.70	$143.70	$134.40
Adjusted FFO per share	20%	$1.08	$1.20	$1.32	$1.19
Individual Performance	20%	1	3	5	3.5
Discretionary	20%	1	3	5	varies per individual

In assessing Company performance, the Committee reviewed the following corporate scorecard, of which a score of 3.5 out of 5 was achieved based on the Compensation Committee's assessment (and the Board affirmed) that the Company’s overall performance was solid in 2023 and many accomplishments were achieved in order to preserve long-term shareholder value as summarized in the following table.

Performance Factor	Review of 2023 Performance
Operational Achievements	• Produced RevPAR growth of 6.1%, exceeding industry RevPAR performance by approximately 25% • Highest RevPAR of all select-service Lodging REITs
Balance Sheet Management
•    Repaid approximately $150 million of maturing debt using available liquidity and new debt issuance
•    Successfully issued approximately $83 million of fixed-rate CMBS debt
•    Reduced overall leverage ratio from 27% at January 1, 2023 to 25% at December 31, 2023
•    Reduced net debt by $26 million in 2023
•    Entered into contact to sell the 24-year-old Hilton Garden Inn Denver Tech Center for $18 million ($24 million including foregone renovation) at an approximate 4% capitalization rate on 2023 net operating income (sold in January 2024)

ESG/Governance Performance Factors
•    Committed to increase the percentage of females on the Board to at least 30% by the end of 2025
•    We participated in the Global Real Estate Sustainability Benchmark (“GRESB”) for the second time and our overall score increased 9% from 75/100 to 82/100, ranking 31st out of 115 listed companies in the Americas region, and 2nd out of 6 in its peer group (related to 2022 performance)
•    Chatham earned four of five GRESB Stars
•    Chatham received an overall score of 82/100, ranking 31st out of 115 listed companies in the Americas region, and 2nd out of 6 in its peer group
•    Chatham earned 27 of 30 available points on the Management and Performance components
•    Chatham was awarded GRESB’s “Green Star” for achieving a score higher than 50% of the points allocated to the Management and Performance components

Individual Performance

For 2023, the Compensation Committee considered the achievement of individual goals established in early 2023. Each NEO has individual goals that were designed to be specific, measurable, relevant and time bound. These goals were set forth to enhance the execution of the Company’s strategic efforts in 2023 and each goal was given a weighting that took into consideration the significance of the goals. Based on a review of individual performance, each NEO received a score above target but less than maximum.

2023 Cash Bonus Payouts

The following table shows the threshold, target and maximum incentive cash bonus opportunities that were available to each executive officer for 2023 as a percentage of their base salary, as well as the actual bonus earned and the actual bonus as a percentage of target for the year ended December 31, 2023. Whether any of the threshold, target or maximum bonus levels were attained was determined by the Compensation Committee based on achievement of the criteria described above.

2023 Annual Cash Bonus Payout Levels

Executive	Threshold	Target	Maximum	Actual	Payout
Jeffrey H. Fisher	100%	175%	250%	98%	$1,118,530
Dennis M. Craven	75%	125%	175%	98%	$521,387
Jeremy Wegner	50%	100%	150%	98%	$317,052

Annual equity awards

We have provided restricted share and LTIP unit awards pursuant to our Equity Incentive Plan in the past (see “Share and LTIP Unit Awards”). Time-based equity awards are designed to foster equity ownership by our NEOs in the Company and to align their interests with the long-term interests of our shareholders while also attracting and retaining key talent. Performance-based equity awards are tied to the performance of the Company and are designed to provide these key executives, who are primarily responsible for our growth and operations, with incentives to focus on achieving long-term goals and enhancing shareholder value. Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. As described below under "--LTIP Units", only Class A Performance LTIP units are used for performance-based equity awards.

The hurdles for the 2022 and 2023 grants (awarded in 2023 and 2024, respectively) use the Dow Jones U.S. Hotel & Lodging REIT Index which included these 16 companies (in addition to the Company):

Name	Stock Symbol
Apple Hospitality REIT, Inc.	APLE
Ashford Hospitality Trust	AHT
Braemar Hotels & Resorts Inc.	BHR
DiamondRock Hospitality Company	DRH
Hersha Hospitality Trust	HT
Host Hotels & Resorts, Inc.	HST
InnSuites Hospitality Trust	IHT
Park Hotels & Resorts Inc.	PK
Pebblebrook Hotel Trust	PEB
RLJ Lodging Trust	RLJ
Ryman Hospitality Properties Inc.	RHP
Service Properties Trust	SVC
Sotherly Hotels Inc.	SOHO
Summit Hotel Properties, Inc.	INN
Sunstone Hotel Investors, Inc.	SHO
Xenia Hotels & Resorts, Inc.	XHR

For 2024, the Dow Jones US Hotel & Lodging REIT Index changed to include gaming REITs so the Company, upon recommendation of its Compensation Consultant and approval of its Compensation Committee, switched to the NAREIT Lodging/Resorts Index which included the same group of companies except for the removal of Hersha Hospitality Trust on because that company was acquired and its stock was de-listed from the NYSE in August 2023.

Addition of Absolute Negative TSR Modifier for 2022 Awards (Granted in 2023)

For awards granted after 2022, based upon the recommendation of the Compensation Committee, the Board approved changes in the performance-based LTIP Unit Award Agreements to adopt a negative TSR modifier to reduce the payout if the Company's TSR is negative over an award's vesting period regardless of the Company’s relative percentile rank (“Absolute Negative TSR Modifier”). Specifically, if the LTIP Unit Award vests at a level greater than Relative Performance Target, but the Company's TSR is negative, then the number of performance-based LTIP units that vest shall be reduced by 25 percentage points (but will not be reduced to less than target).

2023 Awards (Granted in 2024)

With respect to the 2023 compensation packages of the NEOs, the Compensation Committee, after consultation with the Compensation Consultant, recommended awarding the NEOs with a balanced equity compensation grant with (1) 40% of the award in the form of time-based LTIP units that will vest ratably over a three-year period and (2) 60% of the award in the form of performance-based LTIP units that may vest based on relative TSR performance for the three-year period beginning on March 1, 2024 and ending on February 28, 2027. The 2023 Performance-Based LTIP Unit Awards, if earned, will vest at between 50% and 200% of target value as follows:

	Relative TSR Hurdles (Percentile)	Payout Percentage
Threshold	25th	50%
Target	55th	100%
Maximum	80th	200%

TSR will be calculated to include share price appreciation plus dividends (and assumes the reinvestment of dividends). The initial share price used for calculating the Company’s TSR for the 2023 grant is $10.20, which represents the closing price of our common shares the day prior to the grant date.
Based upon the Compensation Consultant’s recommendations, which were based on the Company's overall performance in 2023, the Compensation Committee approved 2023 LTIP Unit Awards (i.e., time-based and performance-based) with grant date values for Messrs. Fisher, Craven and Wegner of $2,650,000, $1,300,000 and $800,000, respectively. These amounts represent no increase from the 2022 awards (granted in 2023).
The following table sets forth the value of LTIP units that, based upon the Compensation Consultant's recommendations and approved by the Compensation Committee, were granted to each NEO under the 2023 LTIP Unit Awards. The number of 2023 Time-Based LTIP Unit Awards and target number of Performance-Based LTIP Unit Awards issued to each NEO were based on the grant date value shown below divided by $10.20, the closing price of our common shares on the NYSE on February 29, 2024, the day prior to the grant date:

Name	Number of Time-Based LTIP Unit Awards	Grant Date Value of Time-Based LTIP Unit Awards(1)	Target Number of Performance-Based LTIP Unit Awards	Grant Date Value of Performance-Based LTIP Unit Awards(1)	Total Grant Date Value of All LTIP Unit Awards(1)
Jeffrey H. Fisher	103,923	$1,060,000	155,883	$1,590,000	$2,650,000
Dennis M. Craven	50,982	$520,000	76,471	$780,000	$1,300,000
Jeremy Wegner	31,374	$320,000	47,059	$480,000	$800,000
(1) Estimated grant date value is based on $10.20, the closing price of our common shares on February 29, 2024.

The Company will estimate the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, including the effect of estimated forfeitures, and will calculate the value at the grant date based on the probable outcome of the performance

2022 Awards (Granted in 2023)

With respect to the 2022 compensation packages of the NEOs, the Compensation Committee, after consultation with the Compensation Consultant, recommended awarding the NEOs with a balanced equity compensation grant with (1) 40% of the award in the form of time-based LTIP units that will vest ratably over a three-year period and (2) 60% of the award in the form of performance-based LTIP units that may vest based on relative TSR performance for the three-year period beginning on March 1, 2023 and ending on February 28, 2026. The 2022 Performance-Based LTIP Unit Awards, if earned, will vest at between 50% and 200% of target value as follows:

	Relative TSR Hurdles (Percentile)	Payout Percentage
Threshold	25th	50%
Target	55th	100%
Maximum	80th	200%

TSR will be calculated to include share price appreciation plus dividends (and assumes the reinvestment of dividends). The initial share price used for calculating the Company’s TSR for the 2022 grant is $12.21, which represents the closing price of our common shares the day prior to the grant date.
Based upon the Compensation Consultant’s recommendations, which were based on the Company's overall performance in 2022, the Compensation Committee approved 2022 LTIP Unit Awards (i.e., time-based and performance-based) with grant date values for Messrs. Fisher, Craven and Wegner of $2,650,000, $1,300,000 and $800,000, respectively. These amounts represent no increase from the 2021 awards (granted in 2022).
The following table sets forth the value of LTIP units that, based upon the Compensation Consultant's recommendations and approved by the Compensation Committee, were granted to each NEO under the 2022 LTIP Unit Awards. The number of 2022 Time-Based LTIP Unit Awards and target number of Performance-Based LTIP Unit Awards issued to each NEO were based on the grant date value shown below divided by $12.21, the closing price of our common shares on the NYSE on February 28, 2023, the day prior to the grant date:

Name	Number of Time-Based LTIP Unit Awards	Grant Date Value of Time-Based LTIP Unit Awards(1)	Target Number of Performance-Based LTIP Unit Awards	Grant Date Value of Performance-Based LTIP Unit Awards(1)	Total Grant Date Value of All LTIP Unit Awards(1)
Jeffrey H. Fisher	86,814	$1,060,000	130,221	$1,590,000	$2,650,000
Dennis M. Craven	42,588	$520,000	63,882	$780,000	$1,300,000
Jeremy Wegner	26,208	$320,000	39,312	$480,000	$800,000
(1) Estimated grant date value is based on $12.21, the closing price of our common shares on February 28, 2023.

The Company will estimate the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, including the effect of estimated forfeitures, and will calculate the value at the grant date based on the probable outcome of the performance

2021 Awards (Granted in 2022)

With respect to the 2021 compensation packages of the NEOs, the Compensation Committee, in consultation with the Compensation Consultant, recommended awarding the NEOs with a balanced equity compensation grant with (1) 40% of the award in the form of time-based LTIP units that vest ratably over a three-year period and (2) 60% of the award in the form of performance-based LTIP units that may vest based on relative total shareholder return performance for the three-year period beginning on March 1, 2022 and ending on February 28, 2025. The 2021 Performance-Based LTIP Unit Awards, if earned, will be paid out between 50% and 200% of target value as follows:

	Relative TSR Hurdles (Percentile)	Payout Percentage
Threshold	25th	50%
Target	55th	100%
Maximum	80th	200%

TSR will be calculated to include share price appreciation plus dividends (and assumes the reinvestment of dividends). The initial share price used for calculating the Company’s TSR for the 2021 grant is $13.75, which represents the closing price of our common shares the day prior to the grant date.
Based upon the Compensation Consultant’s recommendations, which were based on the Company's overall performance in 2021, the Compensation Committee approved 2021 LTIP unit awards (i.e., time-based and performance-based) with grant date values for Messrs. Fisher, Craven and Wegner of $2,650,000, $1,300,000 and $800,000, respectively. he following table sets forth the value of LTIP units that, based upon the Compensation Consultant's recommendations and approved by the Compensation Committee, were granted to each NEO under the 2021 LTIP Unit Awards. The number of 2021 Time-Based LTIP Unit Awards and target number of Performance-Based LTIP Unit Awards issued to each NEO were based on the grant date value shown below divided by $13.75, the closing price of our on the NYSE on February 28, 2022, the day prior to the grant date:

Name	Number of Time-Based LTIP Unit Awards	Grant Date Value of Time-Based LTIP Unit Awards(1)	Target Number of Performance-Based LTIP Unit Awards	Grant Date Value of Performance-Based LTIP Unit Awards(1)	Total Grant Date Value of All LTIP Unit Awards(1)
Jeffrey H. Fisher	77,091	$1,060,000	115,636	$1,590,000	$2,650,000
Dennis M. Craven	37,818	$520,000	56,727	$780,000	$1,300,000
Jeremy Wegner	23,274	$320,000	34,909	$480,000	$800,000
(1) Estimated grant date value is based on $13.75, the closing price of our common shares on February 28, 2022.

The Company will estimate the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, including the effect of estimated forfeitures, and will calculate the value at the grant date based on the probable outcome of the performance conditions.

Status of Outstanding Performance-Based Equity Awards

Our executive compensation program includes performance-based shares or LTIP units in an effort to align the interests of our executive officers with those of our shareholders and to provide incentives for our executive officers to achieve both short-term and long-term business objectives. The Company’s long-term equity incentive plan is designed to correlate the incentives of our executive officers with total shareholder returns.

Our executive officers’ actual long-term equity compensation earned over the relevant performance periods is dependent on the actual performance achieved for each multi-year performance award and may be substantially different from the values reflected in the Company’s summary compensation table. The following table shows the status of the performance-based awards granted for 2015 through 2023 and demonstrates our pay-for-performance alignment:

Program	Performance Period	Performance Metric(1)	Current Status(2)
2022 Award	March 2023 – February 2026	Relative TSR vs. Dow Jones U.S. Hotel & Lodging REIT(3)	Tracking to earn between Threshold and Target
2021 Award	March 2022 – February 2025	Relative TSR vs. Dow Jones U.S. Hotel & Lodging REIT Index	Tracking to earn between Threshold and Target
2020 Award	March 2021 – February 2024	Relative TSR vs. Dow Jones U.S. Hotel & Lodging REIT	Completed - 85.7% of Target earned
2019 Award	March 2020 – February 2023	Relative TSR vs. Dow Jones U.S. Hotel & Lodging REIT Index	Completed - 120% of Target earned
2018 Award	March 2019 – February 2022	Relative TSR vs. SNL U.S. REIT Hotel Index	Completed - 100% of Target earned
2017 Award	March 2018 – February 2021	Relative TSR vs. SNL U.S. REIT Hotel Index	Completed - 87.5% of Target earned
2016 Award	March 2017 – February 2020	Relative TSR vs. SNL U.S. REIT Hotel Index	Completed - 130% of Target earned
2015 Award	January 2016 – January 2019	Absolute TSR	Completed - 100% earned
2015 Outperformance Plan	June 2015 – June 2018	Absolute and Relative TSR	Completed - 0% earned

(1) The SNL U.S. REIT Hotel Index was discontinued in 2021 and replaced with the Dow Jones U..S. Hotel & Lodging REIT Index.
(2) As of March 15, 2024 or as of actual settlement date
(3) 2022 Award is also subject to an Absolute TSR performance modifier

The historical results of the performance-based awards program have demonstrated the goal to align the interests of the Company’s management with that of shareholders. Performance-based equity awards earned are dependent on relative performance measures. The following table illustrates the value of the performance-based awards granted, earned or forfeited for all performance-based awards granted since 2012 for which the applicable measurement period has ended (as of December 31, 2023) for each NEO. Cumulative performance-based equity compensation earned for the NEOs was approximately 74% of the grant date target value; NEOs have forfeited 24% of the grant date target value of all performance-based awards granted since 2012. Performance-based equity awards granted in 2022 and 2023 have not yet been earned as the measurement periods for those grants have not concluded and awards may be earned in the future. The value of the grant date target value of forfeited LTIPs below includes LTIP units granted as part of the 2015 Outperformance Plan of which no thresholds were met and thus all units were forfeited. Because each NEO can earn more or less than target amounts granted, the total granted will not be equal to the value earned and the value forfeited.

Name	Value of Potential Performance LTIPs Granted	Value of Target Performance LTIPs Earned	Value of Target Performance LTIPs Forfeited	Percentage Forfeited
Jeffrey H. Fisher	$8,800,500	$6,889,107	$2,304,753	26%
Dennis M. Craven	$4,017,750	$3,034,624	$1,161,926	29%
Jeremy Wegner	$1,120,750	$1,116,637	$78,315	7%
Totals:	$13,939,000	$11,040,368	$3,544,994	25%

LTIP Units

LTIP units are a special class of partnership interests in Chatham Lodging, L.P. (“our operating partnership”). The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same monthly per-unit profit distributions as common units of our operating partnership, which profit distribution will generally equal per - our restricted share awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with common units of our operating partnership with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of holders of common unit. Upon equalization of the capital accounts of the holders of LTIP units with the holders of common units, the LTIP units will achieve full parity with common units of our operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of common units at any time, and thereafter enjoy all the rights of common units, including exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive officer will realize for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Class A Performance LTIP units are a specific class of LTIP units used for performance-based incentive plans and these Class A Performance LTIP Units have different rights. The vesting period for any Class A Performance LTIP units will be determined at the time of issuance. Vested Class A Performance LTIP units enjoy all the rights of vested LTIP units, including with respect to distributions and conversions. Prior to vesting, the NEOs will (i) not be entitled to vote the Class A Performance LTIP units and (ii) will be paid an amount that is 10% of distributions made on the common units of our operating partnership as and when our operating partnership makes such distributions. To the extent any of the Class A Performance LTIP units become vested, our operating partnership will pay to the NEO owning such vested units a special distribution on the date of vesting in an amount equal to (x) the aggregate amount of distributions that would have been received on such vested Class A Performance LTIP unit had the limitation described in (ii) above not applied, minus (y) the aggregate amount of distributions previously received pursuant to (ii) above on all Class A Performance LTIP units that were issued to the NEO on the date thereof, including any Class A Performance LTIP units that did not vest as of the date thereof. Other than the distributions described above, no cash amount will be paid with respect to any of the Class A Performance LTIP units that do not become vested.
Retirement savings opportunities
We have established and plan to maintain a retirement savings plan under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). All eligible employees are able to participate in our 401(k) Retirement Savings Plan (or 401(k) Plan), which allows such employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Our 401(k) Plan is intended to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. We match employees’ annual contributions, within prescribed limits, dollar for dollar up to 3% of each employee’s compensation contributed and 50% of each employee’s contributions above such 3% threshold, up to 5% of such employee’s compensation. The employee matching contributions vest immediately to the employee.

Health and welfare benefits
We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees.
Post-termination pay
As described more fully under “Employment Arrangements” and “Potential Payments upon Termination or Change in Control” below, we have entered into employment agreements with each of our NEOs that provide these officers with compensation if they are terminated without “cause,” they leave the Company with “good reason” (each as defined in the applicable employment agreement) or their employment terminates in certain circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our NEOs will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Company.
Clawback policy
The Board of Trustees has adopted a compensation clawback policy on recovery of incentive compensation, in accordance with Rule 10D-1 of the Exchange Act (“Rule 10D-1”) and the NYSE listing standards. The Clawback Policy applies to current and former executive officers of the Company as defined in Rule 10D-1 and will be administered by the Compensation Committee. In the event the Company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. federal securities laws, including restatements that correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, it is the Company’s policy to recover erroneously awarded incentive-based compensation received by its former and current executive officers. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise cause or contributed to the requirement for a restatement.
Share ownership requirements

Our share ownership requirements require our executive officers to maintain a minimum equity ownership in our Company based on a multiple of his or her then current base salary. Within five years of initial election or appointment, executive officers must own an amount of the Company’s common shares or LTIP units as follows:

•CEO: six times the base salary as approved by the Board of Trustees in the year the CEO was initially elected or appointed
•COO: three times the base salary of the COO as approved by the Board of Trustees in the year the COO was initially elected or appointed
•CFO: two times the annual salary of the CFO as approved by the Board of Trustees in the year the CFO was initially elected or appointed

Compliance with the requirements will be re-calculated for the CEO and the executive officers when such officer’s base salary is increased. In addition, the requirements will be re-calculated as of the first trading day of each calendar year, using each executive officers’ base salary then in effect.

In addition, we maintain share ownership guidelines for our non-management trustees that require a minimum equity ownership in our Company based on a multiple of the annual cash retainer. Each non-management trustee must own, within five years of his or her initial election or appointment to the Board of Trustees, an amount of the Company’s common shares or LTIP units having a value equal to four times the annual retainer of the non-management trustee’s compensation approved by the Board of Trustees in the year the trustee was initially elected or appointed. Compliance with these ownership requirements will be re-calculated as of the first trading day of each calendar year using each non-management trustee’s annual cash retainer then in effect. Prior to 2023, the requirement for non-management trustees was three times the annual retainer but in 2023, the Board approved increasing the requirement to four times the annual retainer.

All share ownership requirements for both executive officers and trustees were met as of the time of filing of this proxy statement.

Share Ownership Required

7
6
5
4
3
2
1
0
6x
3x
2x
4x
CEO
COO
CFO
Independent Trustees

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Robert Perlmutter (Chairman) Mary Beth Higgins

Summary Compensation Table

Name and Principal Position	Year	Base Salary	Bonus	Share Awards(1)		Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total

Jeffrey H. Fisher	2023	$650,000	---	$3,131,381	(4)	$1,118,530	---	$355,017	$5,254,928
Chairman, President & Chief Executive Officer	2022	$650,000	---	$3,099,049	(4)	$1,535,000	---	$108,818	$5,392,867
	2021	$625,000	---	$2,387,650	(5)	$1,545,000	---	$180,251	$4,737,901

Dennis M. Craven	2023	$425,000	---	$1,536,149	(4)	$521,387	---	$166,869	$2,649,405
Executive Vice President & Chief Operating Officer	2022	$425,000	---	$1,520,284	(4)	$708,000	---	$69,275	$2,722,559
	2021	$400,000	---	$1,171,300	(5)	$691,000	---	$97,960	$2,360,260

Jeremy Wegner	2023	$325,000	---	$945,323	(4)	$317,052	---	$92,963	$1,680,338
Senior Vice President & Chief Financial Officer	2022	$325,000	---	$935,578	(4)	$462,000	---	$48,050	$1,770,628
	2021	$300,000	---	$720,800	(5)	$445,000	---	$57,523	$1,523,323

(1)	For information regarding the Company’s assumptions made in the valuation of time-based and performance-based LTIP units, see Note 12 to the financial statements included in the Company’s Annual Report on Form 10 K for the year ended December 31, 2023. Reflects grant date value of time-based and the target number of performance-based LTIP units or restricted common share awards to the NEOs and calculated in accordance with ASC Topic 718. The table below shows the dollar value of performance-based equity awards for each NEO assuming that (i) on the grant date of the awards the highest level of performance was probable, (ii) the maximum value of the awards would be earned and (iii) the value per common share upon maximum vesting is the closing price per common share on the NYSE on the date of grant. The values of the performance-based equity awards are dependent on the Company's performance over a three-year period and there is no assurance that the maximum value of the awards will be earned.

	Maximum Value of Performance-Based Equity Awards Assuming Highest Performance Level
Year	Fisher	Craven	Wegner
2023	$4,333,755	$2,125,993	$1,308,303
2022	$4,297,034	$2,107,975	$1,297,218
2021	$3,180,000	$1,560,000	$960,000

(2)	Beginning in 2017, upon the recommendation of the Compensation Committee, the Board adopted a formulaic cash bonus program tied to the achievement of corporate strategic performance goals, individual objectives and also a portion at the discretion of the Compensation Committee and the Board. Amounts for each year were awarded early in the following year.
(3)	Amounts reported in this column include distributions paid on unvested LTIP units and vested LTIP units and also life, health and dental premiums paid by the Company on behalf of the NEOs, and matching contributions to the 401(k) accounts. In 2021, Messrs. Fisher and Craven each received a matching contribution of $11,600 and Mr. Wegner received a matching contribution of $11,279. In 2022, Messrs. Fisher and Craven each received a matching contribution of $12,200 and Mr. Wegner received a matching contribution of $11,846. In 2023, Messrs. Fisher and Craven each received a matching contribution of $13,200 and Mr. Wegner received a matching contribution of $13,000. In 2022, Messrs. Fisher, Craven and Wegner received distributions on unvested and vested LTIP units in the amounts of $78,849, $35,676, and $14,805, respectively. In 2023, Messrs. Fisher, Craven and Wegner received distributions on unvested and vested LTIP units in the amounts of $335,017, $166,869, and $92,963, respectively.
(4)	As part of our 2023 compensation, LTIP units were awarded to Messrs. Fisher, Craven, and Wegner with 40% of the award to be payable in time-based LTIP units and 60% of the award to be paid in the form of Class A Performance LTIP units. For the 2023 LTIP unit award grants, which were awarded in March 2023 and included in the table as 2022 compensation, Mr. Fisher was granted 103,923 time-based LTIP units, Mr. Craven was granted 50,982 time-based LTIP units, and Mr. Wegner was granted 31,374 time-based LTIP units. The 2022 LTIP unit awards also included performance-based LTIP units of 155,883 to Mr. Fisher, 76,471 to Mr. Craven, and 47,059 to Mr. Wegner.
(5)	As part of our 2022 compensation, LTIP units were awarded to Messrs. Fisher, Craven, and Wegner with 40% of the award to be payable in time-based LTIP units and 60% of the award to be paid in the form of Class A Performance LTIP units. For the 2022 LTIP unit award grants, which were awarded in March 2022 and included in the table as 2021 compensation, Mr. Fisher was granted 86,814 time-based LTIP units, Mr. Craven was granted 42,588 time-based LTIP units, and Mr. Wegner was granted 26,208 time-based LTIP units. The 2021 LTIP unit awards also included performance-based LTIP units of 130,221 to Mr. Fisher, 63,882 to Mr. Craven, and 39,312 to Mr. Wegner.
(6)	As part of our 2021 compensation, LTIP units were awarded to Messrs. Fisher, Craven, and Wegner with 40% of the award to be payable in time-based LTIP units and 60% of the award to be paid in the form of Class A performance-based LTIP units. For the 2021 LTIP unit award grants, which were awarded in March 2021 and included in the table as 2020 compensation, Mr. Fisher was granted 77,091 time-based LTIP units, Mr. Craven was granted 37,818 time-based LTIP units, and Mr. Wegner was granted 23,274 time-based LTIP units. The 2021 LTIP unit awards also included performance-based LTIP units of 115,636 to Mr. Fisher, 56,727 to Mr. Craven, and 34,909 to Mr. Wegner. The grant date target value for the performance-based awards has been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2020 Performance-Based Restricted Share Awards” for a description of the vesting and performance conditions. For each performance-based equity award, the grant date target value for the performance-based awards has been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest.

Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based awards granted during 2023 to the NEOs. Each dollar amount indicated under “Grant Date Value” is the full value of each restricted LTIP unit award computed in accordance with ASC Topic 718, which, with respect to the value of time-based awards is based on the closing price per common share of the Company on the date prior to grant, and with respect to the value of performance-based restricted LTIP awards, is based on the probable outcome of the performance conditions as of the grant date of the award. All grants of plan-based awards set forth below have been issued pursuant to and from the Company’s Equity Incentive Plan.

			Estimated Future Payout Under Equity Incentive Plan Awards (# of LTIPs)(2)
Name	Grant Date	All Other Share Awards or Units(1)	Minimum(3)	Target(4)	Maximum(5)	Grant Date Fair Value
Jeffrey H. Fisher	March 1, 2023	86,814				$964,504(6)
	March 1, 2023		65,111	130,221	260,442	$2,166,877(7)
Dennis M. Craven	March 1, 2023	42,588				$473,153(6)
	March 1, 2023		31,941	63,882	127,764	$1,062,996(7)
Jeremy Wegner	March 1, 2023	26,208				$291,171(6)
	March 1, 2023		19,656	39,312	78,624	$654,152(7)

(1)
Reflects time-based restricted LTIP unit awards granted in 2023 as part of our 2022 compensation program based on a grant date value of $12.21, the closing price of our common shares on the NYSE on the day prior to the grant date. These restricted LTIP unit awards vest ratably over the first three anniversaries of the date of grant on March 1, 2024, 2024 and 2026.

(2)	Reflects performance-based restricted LTIP unit awards that may be earned based on the attainment of certain performance thresholds. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2019 Class A Performance-Based LTIP Unit Awards” for a description of the vesting and performance conditions.
(3)	Represents the minimum number of performance-based LTIP units that would be earned in the event that performance meets the minimum level under the award. In the event the performance under these awards fail to meet or exceed the “target” level of performance required, none of the performance-based awards will be earned.
(4)	Represents the number of performance-based LTIP units that would be earned in the event that performance meets the target level under the award.
(5)	Represents the number of performance-based LTIP units that would be earned in the event that performance meets the maximum level under the award.
(6)	The grant date value for each time-based LTIP unit was $11.11, calculated in accordance with ASC Topic 718 using a Monte Carlo approach. Information regarding the assumptions used to value the time-based LTIP Unit Awards is provided in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the year ended December 31, 2023.
(7)	The grant date value for each performance-based LTIP unit was $16.64, calculated in accordance with ASC Topic 718 using a Monte Carlo approach. Information regarding the assumptions used to value the performance-based LTIP Unit Awards is provided in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the year ended December 31, 2023.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “— Compensation Discussion and Analysis (“CD&A”).” The terms of employment agreements that we have entered into with our executives and the acceleration of vesting of equity awards under certain circumstances are described below under “— Employment Agreements” and “— Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to outstanding equity awards held by the NEOs as of December 31, 2023.

Name	Grant Date	Number of Shares or LTIP Units That Have Not Vested (#)		Market Value of Shares or LTIP Units That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (Unearned Performance-Based Shares or LTIP Units) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested (Unearned Performance-Based Shares or LTIP Units) ($) (1)
Jeffrey H. Fisher	March 1, 2021	22,972	(2)	246,260	103,374	(3)	1,108,169
	March 1, 2022	51,394	(4)	550,944	115,636	(3)	1,239,618
	March 1, 2023	86,814	(5)	930,646	130,221	(3)	1,395,969

Dennis M. Craven	March 1, 2021	10,386	(2)	111,338	46,734	(3)	500,988
	March 1, 2022	25,212	(4)	270,273	56,727	(3)	608,113
	March 1, 2023	42,588	(5)	456,543	63,882	(3)	684,815

Jeremy Wegner	March 1, 2021	6,222	(2)	66,700	27,997	(3)	300,128
	March 1, 2022	15,516	(4)	166,332	34,909	(3)	374,224
	March 1, 2023	26,208	(5)	280,950	39,312	(3)	421,425

(1)	For purposes of calculating the market value of restricted common shares or LTIP units that have not vested, the market value per restricted common share or LTIP unit is assumed to be $10.72, the closing sale price for our common shares on December 29, 2023.
(2)	This is the number of time-based LTIP units that have not vested from an initial award that vested or will vest ratably on March 1, 2022, 2023 and 2024.
(3)	This is the maximum number of performance-based LTIP units that may vest from this grant.
(4)	This is the number of time-based LTIP units that have not vested from an initial award that vested or will vest ratably on February 28, 2023, 2024 and 2025.
(5)	This is the number of time-based LTIP units that have not vested from an initial award that vested or will vest ratably on February 28, 2024, 2025 and 2026.

Option Exercises and Shares Vested Table
The following table summarizes vesting in 2023 of time-based and performance-based LTIP units previously granted to our NEOs. The Company has never granted option awards and has not granted restricted common shares to its NEOs since 2015. No restricted common shares vested in 2023.

	Share/Unit Awards
Name	Number of Shares / Units Acquired on Vesting (1) (#)	Value Realized on Vesting ($) (2)
Jeffrey H. Fisher	195,585	2,435,033

Dennis M. Craven	89,410	1,113,155

Jeremy Wegner	47,649	593,230

(1)	Amounts include vested performance-based LTIP units.
(2)	For purposes of calculating the market value of the vested performance-based LTIP units that have vested, the market value per vested performance-based LTIP unit is assumed to be the closing sales price per share of our common shares on the vesting date.
                                                                        Description of Vesting Provisions for Certain Performance-Based Equity Awards

2020 Performance-Based LTIP Unit Awards. The 2020 performance-based LTIP unit awards, issued on March 1, 2021, will vest on February 28, 2024, to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant's interest in the Class A Performance LTIP Units covered by the award shall vest, if at all, based on the Company's relative TSR performance for the measurement period from March 1, 2021 to February 28, 2024. Relative performance will be assessed against the companies in the Dow Jones U.S. Hotel & Lodging REIT Index. Each NEO may earn between 50% and 150% of the target value of the award based on the attainment of relative TSR hurdles established as the minimum level (25th percentile), target level (50th percentile) or maximum level (75th percentile). Awards for performance in-between these levels will be calculated by straight-line interpolation.

2021 Performance-Based LTIP Unit Awards. The 2021 performance-based LTIP unit awards, issued on March 1, 2022, will vest on February 28, 2025, but only to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant's interest in the Class A Performance LTIP Units covered by the award shall vest, if at all, based on the Company's relative TSR performance for the measurement period from March 1, 2022 to February 28, 2025. Relative performance will be assessed against the companies in the Dow Jones U.S. Hotel & Lodging REIT Index. Each NEO may earn between 50% and 200% of the target value of the award based on the attainment of relative TSR hurdles established as the minimum level (25th percentile), target level (55th percentile) or maximum level (80th percentile). Awards for performance in-between these levels will be calculated by straight-line interpolation.

2022 Performance-Based LTIP Unit Awards. The 2022 performance-based LTIP unit awards, issued on March 1, 2023, will vest on February 28, 2026, but only to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant's interest in the Class A Performance LTIP Units covered by the award shall vest, if at all, based on the Company's relative TSR performance for the measurement period from March 1, 2023 to February 28, 2026. Relative performance will be assessed against the companies in the Dow Jones U.S. Hotel & Lodging REIT Index. Each NEO may earn between 50% and 200% of the target value of the award based on the attainment of relative TSR hurdles established as the minimum level (25th percentile), target level (55th percentile) or maximum level (80th percentile). Awards for performance in-between these levels will be calculated by straight-line interpolation. These awards are subject to the Absolute TSR Modifier in the event of the Company's TSR being negative.

2023 Performance-Based LTIP Unit Awards. The 2023 performance-based LTIP unit awards, issued on March 1, 2024, will vest on February 28, 2027, but only to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant's interest in the Class A Performance LTIP Units covered by the award shall vest, if at all, based on the Company's relative TSR performance for the measurement period from March 1, 2024 to February 28, 2027. Relative performance will be assessed against the companies in the NAREIT Index. Each NEO may earn between 50% and 200% of the target value of the award based on the attainment of relative TSR hurdles established as the minimum level (25th percentile), target level (55th percentile) or maximum level (80th percentile). Awards for performance in-between these levels will be calculated by straight-line interpolation. These awards are subject to the Absolute TSR Modifier in the event of the Company's TSR being negative.

Employment Agreements

Jeffrey H. Fisher. Our employment agreement with Mr. Fisher, which we entered into in April 2010, had an initial term of three years and has renewed, and will continue to be renewed, for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Fisher’s annual base salary was set at $625,000 for 2020, but in March 2020, in an effort to cut costs to combat the devastating impact of the COVID-19 virus on the lodging industry, Mr. Fisher agreed to a temporary reduction of his base salary by 50%. Mr. Fisher's 2021 annual base salary was restored to $625,000. Mr. Fisher's 2022 annual base salary was $650,000, marking the first increase of his base salary since 2018. Mr. Fisher’s 2023 salary was not increased from 2022.

Dennis M. Craven. Our employment agreement with Mr. Craven, which we entered into in September 2010, and was amended in January 2015, had an initial term of three years and renewed, and will continue to renew, for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Craven's annual base salary for 2020 was set at $400,000 but in March 2020, in an effort to cut costs to combat the devastating impact of the COVID-19 virus on the lodging industry, Mr. Craven agreed to a temporary reduction of his base salary by 50%. Mr. Craven's 2021 annual base salary was restored to $400,000. Mr. Craven's 2022 annual base salary was $425,000, marking the first increase of his base salary since 2018. Mr. Craven’s 2023 salary was not increased from 2022.

Jeremy Wegner. Our employment agreement with Mr. Wegner, which we entered into in June 2015, has an initial term of three years and will renew for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Wegner’s annual base salary was set at $300,000 for 2020 but in March 2020, in an effort to cut costs to combat the devastating impact of the COVID-19 virus on the lodging industry, Mr. Wegner agreed to a temporary reduction of his base salary by 25%. Mr. Wegner's 2021 annual base salary was restored to $300,000. Mr. Wegner's 2022 annual base salary was $325,000, marking the first increase of his base salary since 2018. Mr. Wegner’s 2023 salary was not increased from 2022.

Summary of Employment Agreement Terms. Under the employment agreements, each of Messrs. Fisher, Craven and Wegner is eligible to earn an annual cash bonus at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Compensation Committee are achieved.

Their employment agreements entitle them to customary fringe benefits, including vacation and the right to participate in any other benefits or plans in which other executive-level employees participate (including but not limited to retirement, pension, profit-sharing, insurance, including life insurance, or hospital plans).

Each of the employment agreements provides for payment of earned but unpaid compensation up to the date of the termination of his employment in the event that employment ends upon termination by us for “cause,” resignation without “good reason” (as defined below), death or disability or any reason other than a termination by us without “cause” or his resignation with “good reason.” The agreements define “cause” as (1) a failure to perform a material duty or a material breach of an obligation set forth in the applicable employment agreement or a breach of a material and written policy other than by reason of mental or physical illness or injury, (2) a breach of the officer’s fiduciary duties, (3) conduct that demonstrably and materially injures us monetarily or otherwise or (4) a conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or fraud or dishonesty involving our assets, and that in each case is not cured, to the Board’s reasonable satisfaction, within 30 days after written notice. In any such event, each of the employment agreements provides for the payment of any earned but unpaid compensation up to the date of termination and any benefits due under the terms of any of our employee benefit plans.
The employment agreements provide for certain severance payments in the event that employment ends upon termination by us without “cause” or resignation for “good reason.” The agreement defines “good reason” as (1) our material breach of the terms of the applicable employment agreement or a direction from the Board that the officer act or refrain from acting in a manner unlawful or contrary to a material and written policy, (2) a material diminution in duties, functions and responsibilities without his consent or our preventing the officer from fulfilling or exercising his material duties, functions and responsibilities without his consent, (3) a material reduction in base salary or annual bonus opportunity or (4) a requirement that the officer relocate more than 50 miles from the current location of his principal office without his consent, in each case provided that the employee has given written notice to the Board within 30 days after he or she knows of the circumstances constituting “good reason,” the circumstances constituting “good reason” are not cured within 30 days of such notice and the applicable officer resigns within 30 days after the expiration of the cure period. In any such event, the applicable officer is entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. If the officer signs a general release of claims, then any outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if employment had not terminated. In the cases of Messrs. Fisher and Craven, each officer shall also be entitled to receive, subject to signing a general release of claims, an amount equal to three times his base salary in effect at the time of termination, an amount equal to three times the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended immediately prior to his termination and an amount equal to three times the annual premium or cost paid by us for the officer’s health, dental, vision, disability and life insurance coverage in effect on his termination date. Mr. Wegner’s employment agreement provides that he shall also be entitled to receive, subject to his signing a general release of claims, an amount equal to one times his base salary in effect at the time of termination, an amount equal to one times the highest bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended immediately prior to his termination and an amount equal to one times the annual premium or cost paid by us for his health, dental, vision, disability and life insurance coverage in effect on the date of his termination; provided, however, that his severance payment multiple shall be increased from one to two in the event of termination without “cause” no more than ninety days before “a change in control” (as defined in the employment agreement) or on or after a “change in control” or upon resignation for “good reason” on or after a “change in control.” In 2021, upon the recommendation of the Compensation Committee, the Board of Trustees determined that all LTIP unit grant award agreements would contain a "double trigger" so acceleration of vesting only occurs if there is a "change in control" and a termination of employment.
Mr. Fisher is the majority shareholder of IHM, a hotel management company that currently manages all of our wholly owned hotels, and that we may engage to manage certain additional hotels we acquire in the future pursuant to management agreements with our taxable REIT subsidiaries, or TRS Lessees. In order to permit IHM to qualify as an “eligible independent contractor” as required by applicable tax law, Mr. Fisher’s employment agreement permits him to be the principal owner and serve as a director of entities engaged in the hotel management business, and to devote business time to those companies, so long as (1) such activities do not interfere with the performance of his duties to us and (2) he does not serve as an officer or employee of, or receive compensation for service as a director of, any such entity providing hotel management services to us or our affiliates.

Potential Payments upon Termination or Change of Control
The following table and accompanying footnotes reflect the estimated potential amounts payable to Messrs. Fisher, Craven and Wegner under their employment agreements and the Company’s compensation and benefit plans and arrangements in the event the executive’s employment is terminated under various scenarios, including involuntary termination without cause, voluntary or involuntary termination with cause, voluntary resignation with good reason, involuntary or good reason termination in connection with a change in control and termination due to death and disability. The amounts shown below are estimates of the amounts that would be paid to Messrs. Fisher, Craven and Wegner upon termination of their employment assuming that such termination was effective on December 31, 2023. For purposes of calculating the acceleration of equity awards, we have assumed that all performance conditions have been met at the targeted level and the related performance-based LTIP units have vested. Actual amounts payable will depend upon compensation levels at the time of termination, the amount of future equity awards and other factors, and will likely be greater than amounts shown in this table. In addition, if there is a change in control and a termination of employment, the performance-based LTIP units not already vested will vest at the greater of relative performance target levels and relative maximum target levels.

	Cash Severance Payment	Payment in Lieu of Medical/Welfare Benefits (present value) (4)	Acceleration and Continuation of Vesting of Equity Awards (5)	Excise Tax Gross-up Payment(6)	Total Termination Benefits
Jeffrey H. Fisher(1)(3)
Involuntary Termination Without Cause (2)	$6,585,000	$16,716	$5,471,606	—	$12,073,322
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Involuntary or Good Reason Termination in Connection With Change In Control (2)	$6,585,000	$50,148	$5,471,606	—	$12,106,754
Death or Disability	—	—	$5,471,606	—	$5,471,606
Dennis M. Craven(1)(3)
Involuntary Termination Without Cause (2)	$3,399,000	$21,144	$2,632,070	—	$6,052,214
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Involuntary or Good Reason Termination in Connection With Change In Control (2)	$3,399,000	$63,432	$2,632,070	—	$6,094,502
Death or Disability	—	—	$2,632,070	—	$2,632,070
Jeremy Wegner(1)(3)
Involuntary Termination Without Cause (2)	$1,574,000	$21,144	$1,609,758	—	$3,204,902
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Involuntary or Good Reason Termination in Connection With Change In Control (2)	$1,574,000	$42,288	$1,609,758	—	$3,226,046
Death or Disability	—	—	$1,609,758	—	$1,609,758

(1)	The amounts shown in the table do not include accrued salary, earned but unpaid bonuses, accrued but unused vacation pay or the distribution of benefits from any tax-qualified retirement or 401(k) plan. Those amounts are payable to Messrs. Fisher, Craven, and Wegner upon any termination of employment, including an involuntary termination with cause and a resignation without good reason.
(2)	Amounts in this row are calculated in accordance with the applicable employment agreement as described more fully under “— Employment Agreements”.
(3)	A termination of employment due to death or disability entitles Messrs. Fisher, Craven and Wegner to benefits under the Company’s life insurance and disability insurance plans. In addition, outstanding unvested restricted share awards and unvested LTIP unit awards immediately vest upon a termination of employment due to death or disability.
(4)	The amounts shown in this column are estimates of the annual premiums payable by the Company for health care, insurance and other benefits expected to be provided to Messrs. Fisher, Craven and Wegner.
(5)	Pursuant to SEC rules, for purposes of this table, the market value per common share and LTIP unit is assumed to be $10.72, the closing market price per common share on December 29, 2023. For the LTIP unit award grant agreements issued on March 1, 2023 and later, accelerated vesting is double-triggered: it requires both a "change in control" and a termination of employment.
(6)	The employment agreements with Messrs. Fisher, Craven and Wegner do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive). The amounts shown in the table assume that Messrs. Fisher, Craven and Wegner will receive the total or unreduced benefits.

Pay Ratio Disclosure

The annual total compensation of our CEO for fiscal year 2023, as reported in the Summary Compensation Table included in this Proxy Statement, was $5,235,398. The median of the annual total compensation of all employees, excluding our CEO, for fiscal year 2023 was $131,569. As a result, we estimate that the annual total compensation of our CEO was 39.8 times that of the annual total compensation of the median employee for fiscal year 2023.

We identified the median employee by total annual compensation for all employees, excluding our CEO, as of December 31, 2023. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology used for calculating the total compensation of our named executive officers as set forth in the Summary Compensation Table included in this Proxy Statement.

PAY VERSUS PERFORMANCE

Pay Versus Performance Tables

We are providing the following information about the relationship between “compensation actually paid” to our CEO and to our other NEOs and certain financial performance measures of Chatham Lodging Trust, including our company-selected measure, Adjusted FFO (funds from operations) per share. We believe that adjusting FFO to exclude certain recurring and non-recurring items provides useful supplemental information regarding our ongoing operating performance and that the presentation of AFFO, when combined with the primary GAAP presentation of net income (loss), more completely describes our operating performance. Compensation actually paid, as determined under SEC requirements, does not necessarily reflect the actual amount of compensation earned by or paid to our NEOs during a covered year or the way in which the Compensation Committee views compensation decisions. For further information regarding the Company's pay-for-performance philosophy, please refer to “Compensation Discussion and Analysis”.

					Value of Initial Fixed $100 Investment Based on:
Year (a)	Summary Compensation Table Total for CEO ($) (1)	Compensation Actually Paid to CEO (2,3)	Average Summary Compensation Table Total for Non-CEO NEOs ($) (4)	Average Compensation Actually Paid to Non-CEO NEOs ($) (2,4,5)	TSR ($) (6)	Peer Group TSR ($) (7)	Net Income (Loss) ($ millions) (h)	Adjusted FFO Per Share ($) (8)

2023	5,235,398	2,544,424	2,165,651	1,132,996	61.32	94.80	2.49	1.19
2022	5,392,984	6,072,343	2,246,593	2,465,739	68.25	76.50	9.87	1.19
2021	4,737,901	5,577,635	1,941,792	2,146,031	75.88	90.32	(18.85)	N/A
2020	3,824,632	55,650	1,054,133	280,408	59.73	76.40	(77.02)	N/A

(1)	Amounts shown are as reported in the “Summary Compensation Table” for our CEO, Jeff Fisher, for the respective years shown.
(2)	The amounts reported represent the amount of "Compensation Actually Paid" as calculated in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. For information regarding the decisions made by our Board and the Compensation Committee in regards to the NEOs compensation for each fiscal year, please see the Compensation Discussion & Analysis sections of the proxy statements reporting pay for the applicable years.
(3)	The following table provides a reconciliation from the Summary Compensation Table Total for CEO to Compensation Actually Paid to CEO.

	2020	2021	2022	2023
SCT Total for CEO ($)	$3,824,632	$4,737,901	$5,392,984	$5,235,398
Less: Stock and Option Award Values Reported in SCT for the Covered Year	$(2,162,400)	$(2,387,650)	$(3,099,049)	$(3,131,381)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year	$0	$0	$0	$0
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	$1,674,850	$2,615,707	$3,005,384	$2,205,944
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	$(2,012,967)	$58,163	$424,650	$(1,495,271)
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	$(1,268,465)	$618,462	$348,374	$(270,266)
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	$0	$(64,948)	$0	$0
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	$0	$0	$0	$0
Compensation Actually Paid to CEO	$55,650	$5,577,635	$6,072,343	$2,544,424

Awards' grant date fair values were calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using award fair values as of each measurement date using the common share price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Performance-based restricted LTIP unit grant date fair values were calculated using the common share price as of date of grant assuming target performance. Adjustments have been made using the common share price and performance accrual modifier as of year end and as of the date of vest. Time-vested restricted LTIP unit grant date fair values were calculated using the common share price as of date of grant. Adjustments have been made using the common share price as of year end and as of each date of vest.

(4)	The amounts shown are the averages of the amounts of total compensation reported for the following individuals, who were our non-CEO NEOs for the years shown:
2020: Dennis Craven, Jeremy Wegner and Peter Willis. Mr. Willis's employment with the Company ended in March 2020 and all of his unvested shares and units accelerated and vested at such time.
2021: Dennis Craven and Jeremy Wegner.
2022: Dennis Craven and Jeremy Wegner.
2023: Dennis Craven and Jeremy Wegner.
(5)	The following table provides a recalculation from Average Summary Compensation Table Total for Non-CEO NEOs to Average Compensation Actually Paid to Non-CEO NEOs.

	2020 Average	2021 Average	2022 Average	2023 Average

Average SCT Total Compensation for Non-CEO NEOs	$1,054,133	$1,941,792	$2,246,593	$2,165,651
Subtract: Stock and Option Award Values Reported in SCT for the Covered Year	$(521,078)	$(946,050)	$(1,227,931)	$(1,240,736)
Add: Fair Value for Stock and Option Awards Granted in the Covered Year	$0	$0	$0	$0
Add (subtract): Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	$570,498	$945,493	$1,190,818	$874,053
Add (subtract): Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	$(425,123)	$24,781	$143,851	$(574,984)
Add (subtract): Fair Value of Stock and Option Awards Forfeited during the Covered Year	$(398,022)	$200,901	$112,408	$(90,988)
Add (subtract): Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	$0	$(20,886)	$0	$0
Add (subtract): Aggregate Service Cost and Prior Service Cost for Pension Plans	$0	$0	$0	$0
Average Compensation Actually Paid to Non-CEO NEOs	$280,408	$2,146,031	$2,465,739	$1,132,996
Awards' grant date fair values were calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using award fair values as of each measurement date using the common share price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Performance-based restricted LTIP unit grant date fair values were calculated using the common share price as of date of grant assuming target performance. Adjustments have been made using the common share price and performance accrual modifier as of year end and as of the date of vest. Time-vested restricted LTIP unit grant date fair values were calculated using the common share price as of date of grant. Adjustments have been made using the common share price as of year end and as of each date of vest.

(6)	In accordance with SEC rules, amounts in this column represent, as of December 31 of each year presented, the cumulative value of a $100 investment made on January 1, 2020 in our common shares.
(7)	In accordance with SEC rules, amounts in this column represent, as of December 31 of each year presented, the cumulative value of a $100 investment made on January 1, 2020 in the Dow Jones U.S. Hotel & Lodging REIT Index.
(8)
We have presented Adjusted FFO per Share because it is the only financial measure among the performance metrics used for determining compensation actually paid to our NEOs for 2023 and 2022, and for 2021 and 2020, the Compensation Committee and the Board determined not to employ any financial metric due to the uncertain financial impact of the pandemic. Adjusted FFO per Share, which is a non-GAAP financial measure, is calculated by dividing (a) adjusted funds from operations for the period presented (which is our net income or loss excluding items we believe do not represent costs related to hotel operations, including gains or losses from sales of real estate, impairment write-downs, the cumulative effect of changes in accounting principles, depreciation and amortization (excluding amortization of deferred financing costs), adjustments for unconsolidated partnerships and joint ventures, other charges, losses on the early extinguishment of debt) by (b) the weighted average number of our common shares outstanding for the period presented. We believe that Adjusted FFO per Share is a useful financial measure for evaluating the Company’s ongoing operating performance.

Relationship Between CAP and Performance Matters

The following graphs illustrate the relationship, during the period from January 1, 2020 through December 31, 2023, of the CAP to our Chief Executive Officer and the average CAP to our other NEOs (each as set forth in the table above), to (i) our cumulative TSR and the cumulative TSR of the constituent companies in the FTSE NAREIT Lodging/Resorts Index, (ii) our Net Income, and (iii) our Adjusted FFO per share (as set forth in the table above). Excluding fiscal year 2020 which was greatly affected by the impact of the unprecedented COVID-19 pandemic, we believe the Paid versus TSR graph shows the alignment between the CAP to the CEO and (i) the Average CAP to the Other NEOs and (ii) the Company’s performance, which is consistent with our compensation philosophy as described in the Compensation Discussion and Analysis sections of the proxy statement.

Compensation Actually Paid Versus TSR
CAP ($M)
$7
$6
$5
$4
$3
$2
$1
$
TSR
$200
$150
$100
$50
$-
2020
2021
2022
2023
CAP to CEO
Average CAP to Non-CEO NEOs
Chatham
NAREIT Lodging

Compensation Actually Paid Versus Net Income
CAP ($M)
$7
$6
$5
$4
$3
$2
$1
$
Net Income ($M)
$20
$10
$
-$10
-$20
-$30
-$40
-$50
-$60
-$70
-$80
-$90
2020
2021
2022
2023
CAP to CEO
Average CAP to Non-CEO NEOs
Net Income

Compensation Actually Paid Versus Adjusted FFO per Share
CAP ($M)
Adjusted FFO per Share
$7
$6
$5
$4
$3
$2
$1
$
$1.40
$1.20
$1.0
$0.80
$0.60
$0.40
$0.20
$0.0
2020
2021
2022
2023
CAP to CEO
Average CAP to Other NEOs
AFFO/Share

Financial Performance Measures

The Compensation Committee believes that our NEO’s compensation should align such compensation with the Company’s performance. As such, the Compensation Committee uses a mix of financial performance measures to ensure alignment of our executives’ pay with Company performance. As required by SEC rules, the most important financial performance measures used by the Company in setting pay for performance compensation for the most recently completed fiscal year are set forth in the table below. For a further description of the manner in which these measures, together with certain non-financial performance measures, determine the amounts of incentive compensation that are paid to our NEOs, see the Compensation Discussion and Analysis sections of this Proxy Statement.
.

Most Important Financial Performance Measures

Relative TSR

Adjusted Funds from Operation (AFFO) per Share

RevPAR Growth

Gross Operating Profit

Compensation and Risk Assessment

The Compensation Committee oversees our compensation programs and the risks and rewards involved. The Compensation Committee establishes compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation. We believe our compensation policies achieve the goal of aligning our executive incentives with those of our shareholders while simultaneously avoiding unnecessary or excessive risks that could potentially have a material adverse effect on our Company. The Company's compensation policies are designed to deter unnecessary risk by providing variable compensation with much of the incentive awards based on long-term incentive compensation. As described in this Compensation Discussion and Analysis, the Compensation Committee regularly reviews and revises our compensation programs and has implemented other practices which we believe further ensure an avoidance of compensation-based risk including the adoption of the Company's clawback and anti-hedging policies and share ownership guidelines for our NEOs.

Compensation Risk

The Compensation Committee has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Company believes that its compensation policies and practices appropriately align management's incentives with the interests of our shareholders. As a result, the Company believes its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company adopted its Policy Prohibiting Pledging and Hedging of Chatham Lodging Trust Securities on April 7, 2015. This policy applies to all officers and trustees and prohibits all categories of pledging and hedging transactions including, without limitation, prepaid variable forced contracts, equity swaps, short sales, and collar and exchange funds.

Equity Compensation Plan Information
The following table provides information, as of December 31, 2023, relating to our Equity Incentive Plan pursuant to which grants of common share options, share awards, share appreciation rights, performance units and other equity-based awards options may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity compensation plans approved by security holders	—	—	1,252,326
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	1,252,326
Certain Relationships and Related Transactions

As of March 31, 2024, all of our wholly owned hotels are managed by IHM, which is majority-owned by Mr. Fisher. The management agreements with IHM have an initial term of five years and will automatically renew for two successive five-year periods unless IHM provides written notice no later than 90 days prior to the then current term’s expiration date of their intent not to renew. The IHM management agreements provide for early termination upon sale of any IHM managed hotel for no termination fee, with six months’ advance notice. The IHM management agreements can also be terminated for cause. Additionally, if hotel operating performance does not meet specified levels, we will be able to terminate any IHM management agreements at no cost. Management agreements with IHM provide for a base management fee of up to 3% of the hotel’s gross revenues, an accounting fee of between $1,200 and $1,500 per month per hotel, a revenue management fee of $1,000 per month, per hotel and, if certain financial thresholds are met or exceeded, an incentive management fee equal to 10% of the hotel’s net operating income less fixed costs, base management fees and a specified return threshold. The incentive management fee is capped at 1% of gross hotel revenues. For the year ended December 31, 2023, we paid IHM an aggregate of approximately $10.6 million in management, accounting and revenue management fees and another $182,000 in incentive management fees pursuant to these management agreements.
Because Mr. Fisher is our Chairman, President and Chief Executive Officer and controls IHM, conflicts of interest exist between Mr. Fisher and us including:

•	enforcement of the terms of any management agreements between us and IHM;

•	whether and on what terms these management agreements will be renewed upon expiration;

•	whether and on what terms management contracts will be awarded to IHM; and

•	whether hotel properties will be bought or sold.
Under the hotel management agreements, IHM generally is responsible for complying with our various franchise agreements, subject to us making sufficient funding available. Conflicts of interest exist between us and Mr. Fisher regarding IHM’s compliance with franchise agreements, which could result in:

•	the termination of those agreements and related substantial penalties; or

•	other actions or failures to act by IHM that could result in liability to us or our TRS Lessees.
We have shared our corporate information technology (“IT”) infrastructure with IHM since January 1, 2011 and also with unconsolidated real estate entities. We and IHM have agreed to a cost-sharing arrangement under which we bear 25% of the total costs of operating and maintaining the IT function (including depreciation taken by us on the IT infrastructure).
IHM has obtained an employment practices liability insurance policy that covers our employees. We reimbursed IHM for our pro rata portion of the premium for this policy. In addition, IHM is required to maintain a health benefit plan in which our employees participate. Our reimbursement of IHM is based on the number of our employees participating in the plan and the coverage and benefit levels selected by those employees.
Conflicts may arise between us and IHM with respect to whether certain expenditures are classified as capital expenditures, which are capitalized by us and do not immediately affect earnings, or repairs and maintenance, which are expensed as incurred and therefore reduce the amount available to be earned by IHM as incentive management fees.

The Board of Trustees developed a written conflicts of interests policy to reduce potential conflicts of interests. Our conflicts of interests policy applies to any transaction, arrangement, event or series of events which involves (i) the payment of money or other consideration or the guaranty or security of any repayment or other obligation (a) by IHM to or of the Company or (b) by the Company to or of IHM; or (ii) an allocation of the cost of corporate office administrative functions between the Company and IHM. Any such transaction must be approved by a majority of our independent trustees. In considering such transactions, the Board shall consider whether the proposed transaction in the best interests of the Company and generally fair on their terms, If approved, the transaction shall be disclosed (i) promptly on our website and (ii) as appropriate, in our periodic reports and/or proxy statements under applicable securities laws. We intend to review, approve or ratify all related party transactions that may arise in accordance with our conflicts of interests policy.

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of three trustees who are independent as determined by the Board of Trustees, in its business judgment, under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Trustees. The current members of the Audit Committee are Edwin B. Brewer, Jr. (Chair), Mary Beth Higgins and David Grissen. The Audit Committee appointed, and the Board of Trustees ratified, the selection of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted auditing principles in the United States of America and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes, to monitor the Company’s compliance with legal requirements and to monitor the independence and performance of the Company’s auditors. The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Code.
The Audit Committee has met with management and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP, both together and separately. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP the audited consolidated financial statements for the year ended December 31, 2023, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the PCAOB Auditing Standard No. 1301 (Communication with Audit Committees).
The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with PricewaterhouseCoopers LLP the issue of its independence from the Company. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.
Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the audited consolidated financial statements, the representations of management and the written disclosures and the letter of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission.
The foregoing has been furnished by the members of the Audit Committee for the year ended December 31, 2023.

AUDIT COMMITTEE

Edwin B. Brewer, Jr. (Chair)
Mary Beth Higgins
David Grissen

PROPOSAL 2:
INDEPENDENT PUBLIC ACCOUNTANTS
PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for the Company and its subsidiaries for the year ended December 31, 2023. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company's independent auditor for the year ending December 31, 2024, until and unless changed by action of the Audit Committee or the Board of Trustees. Although shareholder approval of the appointment is not required, the Company is asking shareholders to ratify the appointment. If the appointment is not ratified, the appointment will be reconsidered by the Audit Committee based on all relevant facts and circumstances at the time. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement to shareholders if he or she or she desires to do so and will be available to respond to appropriate questions.
The Audit Committee’s current policy on approval of non-audit services by the independent auditor is to approve at the beginning of each year the scope and fees for any non-audit services for the year that have been identified, and to approve in advance the scope and fees for any additional non-audit services as the need for such services arise. Thus, all of the “Audit-Related Fees,” “Tax Fees” and “All Other Fees” disclosed below were approved by the Audit Committee.
The following chart sets forth the amounts billed to the Company by PricewaterhouseCoopers LLP with respect to services provided in 2023 and 2022:

	Amount
Type	2023	2022
Audit Fees(1)	$873,400	$887,700
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$334,568	$284,002
All Other Fees(4)	$2,000	$900

	$1,209,968	$1,172,602

(1)
“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, including the audit of the effectiveness of internal control over financial reporting. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by PricewaterhouseCoopers LLP related to our filings with the SEC.

(2)	“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees,” including fees for the audits of the Company’s acquired hotels.
(3)	“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
(4)	“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” In 2023 and 2022, “Other Fees” represented a software licensing fee.
Vote Required
The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of PricewaterhouseCoopers LLP.
The Board of Trustees unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. After the 2023 Annual Meeting, in keeping with our shareholders’ vote, the Board of trustees directed that we continue to conduct a vote on an advisory, non-binding basis regarding NEO compensation on an annual basis unless and until circumstances warrant a vote on a different timetable.

The Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our NEOs (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2024 Annual Meeting:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”
This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent trustees, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under “Compensation Discussion and Analysis” in this Proxy Statement, our compensation programs are designed to motivate our executives to build and sustain a successful company. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted common shares) and long-term incentives (including equity awards that vest over up to three years) reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis in this Proxy Statement, the accompanying compensation tables and the related narrative disclosure.
The Board of Trustees unanimously recommends that you vote FOR Proposal 3.

OTHER MATTERS
Neither the Board of Trustees nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.
The Company paid for this proxy solicitation. We hired EQ Shareholder Services to assist in the distribution of proxy materials and solicitation of votes. For these services, we will pay EQ Shareholder Services approximately $28,900. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our trustees, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.
SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING
In order for any nomination of individuals for election to the Board of Trustees or a proposal of other business to be included in the proxy statement for the 2025 annual meeting of shareholders, it must comply with SEC Rule 14a-8 and be received by the Company not later than December 3, 2024. Proposals may be mailed to the Company, to the attention of the Secretary, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401, Attn: Secretary.
Our Bylaws provide that in order for a nomination or other shareholder proposal to be presented at our 2025 annual meeting of shareholders, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices not earlier than November 1, 2024, and not later than December 3, 2024. If the 2025 annual meeting of shareholders is scheduled to take place before April 15, 2025 or after June 14, 2025, then notice must be delivered not earlier than the 150th day prior to the 2025 annual meeting of shareholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the 2025 annual meeting of shareholders or the tenth day following the day on which public announcement of the date of the 2025 annual meeting of shareholders is first made by the Company. Any such nomination or proposal should be mailed to: Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401, Attn: Secretary.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of trustee nominees other than nominees nominated by the Board must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and complies with the requirements of our Bylaws not later than March 16, 2025, unless the 2025 annual meeting of shareholders is scheduled to take place before April 15, 2025 or after June 14, 2025, in which case the notice must be provided on or before the later of 60 days prior to the 2025 annual meeting of shareholders and ten days after the meeting date is announced.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The fiscal 2023 Annual Report to Shareholders (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at https://chathamlodgingtrust.com/cltresources/, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after filing.

GENERAL INFORMATION
A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time, at the office of the Secretary, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.
The Company is organized under Maryland law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been property recorded.
As permitted by SEC rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of such shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: EQ Shareholder Services, PO Box 64945, St. Paul, MN 55164-0945, 800-468-9716.
By order of the Board of Trustees,
/s/ Jeffrey H. Fisher
Jeffrey H. Fisher
Chief Executive Officer

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY INTERNET – www.proxypush.com/cldt Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2024. Have your proxy card in hand when you access the web site and follow the instructions. VOTE BY PHONE – 1-866-883-3382 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.. Eastern Time on May 14, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, to be received by us before 11:59 p.m., Eastern Time on May 14, 2024.

TO VOTE BY MAIL AS THE BOARD OF TRUSTEES RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Trustees recommends that you vote FOR the following:
1. Election of Trustees
01 Edwin B. Brewer		☐ Vote FOR all nominees
02 Jeffrey H. Fisher		(except as marked)
03 David Grissen
04 Mary Beth Higgins
05 Robert Perlmutter		☐ Vote WITHHELD from all nominees
06 Rolf E. Ruhfus
07 Ethel Isaacs Williams
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Trustees recommends that you vote FOR the following:
2. Ratification of selection of independent registered public accountant.	☐ For	☐ Against ☐ Abstain

The Board of Trustees recommends that you vote FOR the following:
3. Approval, on an advisory basis, of executive compensation.	☐ For	☐ Against ☐ Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date:

Signature(s) in Box

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CHATHAM LODGING TRUST
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 15, 2024
10:00 AM
Offices of Chatham Lodging Trust
222 Lakeview Avenue, Suite 200
West Palm Beach, FL 33401

CHATHAM LODGING TRUST 222 Lakeview Avenue, Suite 200 West Palm Beach, FL 33401	proxy

This proxy is solicited by the Board of Trustees for use at the Annual Meeting on May 15, 2024.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.
By signing the proxy, you revoke all prior proxies and appoint Dennis Craven and Eric Kentoff, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.